  As filed with the Securities and Exchange Commission on September 18, 2000

                                                     Registration No. 333-39748
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------

                             Amendment No. 4
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                          PROTON ENERGY SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)
                                ---------------
         Delaware                    3629                  06-1461988
     (State or other          (Primary Standard         (I.R.S. Employer
     jurisdiction of              Industrial         Identification Number)
     incorporation or        Classification Code
      organization)                Number)
                                ---------------
                                50 Inwood Road
                             Rocky Hill, CT 06067
                                (860) 571-6533
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                ---------------
                              Walter W. Schroeder
                     President and Chief Executive Officer
                          PROTON ENERGY SYSTEMS, INC.
                                50 Inwood Road
                             Rocky Hill, CT 06067
                                (860) 571-6533
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                ---------------
                                  Copies to:
         Brent B. Siler, Esq.                     Bruce Czachor, Esq.
       William F. Winslow, Esq.                   SHEARMAN & STERLING
           HALE AND DORR LLP                Commerce Court West, Suite 4405
    1455 Pennsylvania Avenue, N.W.                   199 Bay Street
        Washington, D.C. 20004                  Toronto, Ontario M5L 1E8
       Telephone: (202) 942-8400               Telephone: (416) 360-8484
       Telecopy: (202) 942-8484                 Telecopy: (416) 360-2958

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued September 18, 2000

                                7,000,000 Shares

                        [LOGO OF PROTON ENERGY SYSTEMS]
                                  COMMON STOCK

                                  -----------

Proton Energy Systems, Inc. is offering 7,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $10 and $12 per share.

                                  -----------

We have filed an application for our common stock to be quoted on the Nasdaq National Market under the symbol "PRTN."

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

                                  -----------

                               PRICE $   A SHARE

                                  -----------

                                                  Underwriting
                                  Price to        Discounts and      Proceeds to
                                   Public          Commissions         Proton
                                  --------        -------------      -----------
Per Share....................       $                 $                 $
Total........................      $                 $                 $

Proton has granted the underwriters the right to purchase up to an additional 1,050,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on       , 2000.

                                  -----------
MORGAN STANLEY DEAN WITTER
            CREDIT SUISSE FIRST BOSTON
                                                            SALOMON SMITH BARNEY

      , 2000

[Gatefold graphics]

[The Proton logo appears at the top left corner of this page.

The first section on this page is captioned "Proton's Two Product Families." The photograph in the left column is labeled "HOGEN(R) Hydrogen Generators." The photograph in the right column is labeled "UNIGEN(R) Regenerative Fuel Cell Systems."

The second section on this page is captioned "Potential Applications." The following appears in the left column of the second section.

   Hydrogen gas for industrial applications
   .  Manufacturing processes
   .  Microelectronics
   .  Laboratories

   Hydrogen generation for fuel cell vehicles
   .  Fleet application
   .  At the "gas" station

The following appears in the right column of the second section.

   Power quality and reliability
   .  Telecommunications
   .  Computer networks

   Renewable power applications
   .  Off-grid power
   .  Electricity available as needed independent of natural conditions]

[inside front cover graphics]

[The Proton logo appears at the top left and lower right corners of this page. The left side of the page contains four photographs. The photograph at the top of this area depicts a UNIGEN system and is captioned "Proton UNIGEN prototype built under contract for Electric Power Research Institute." The photograph at the left center of this area depicts HOGEN 380 equipment and is captioned "HOGEN 380 prototype in place at electronics manufacturer." The photograph at the right center of this area depicts HOGEN 40 equipment and is captioned "HOGEN 40 late stage development units being prepared for shipment." The photograph at the bottom of this space depicts an individual working on Proton equipment and is captioned "Late stage development model of Matheson Chrysalis laboratory hydrogen generator manufactured by Proton Energy Systems."

The top half of the right side of the page contains two photographs: the top photograph depicts an outdoor solar collector, and the lower photograph depicts HOGEN equipment. The photographs are captioned "HOGEN prototype unit connected to solar power device in regenerative energy demonstration at Arizona Power Star Facility."

Below the large photograph and to the left is a cutaway diagram labeled "HOGEN 380 Hydrogen Generator." The diagram contains the captions "Power and control system," "Cooling System," "Hydrogen drier," "Cell stack," and "Hydrogen and oxygen water separator vessels," each with a line pointing to the appropriate place in the diagram.

Below the large photograph and to the right is a cutaway diagram labeled "Proposed layout of UNIGEN 1 kw Regenerative fuel cell system." The diagram contains the captions "Control Panel," "Fuel cell stack," "Electrolysis stack," and "Water management system," each with a line pointing to the appropriate place in the diagram. The caption "Power interface and control electronics (not shown)" also appears.]

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    6
Special Note Regarding Forward-
 Looking Statements.................   16
Use of Proceeds.....................   17
Dividend Policy.....................   17
Capitalization......................   18
Dilution............................   20
Selected Financial Data.............   21
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   22

                                   Page
                                   ----
Business.........................   26
Management.......................   39
Certain Transactions.............   45
Principal Stockholders...........   47
Description of Capital Stock.....   50
Shares Eligible For Future Sale..   53
Underwriters.....................   55
Legal Matters....................   57
Experts..........................   57
Where You Can Find More
 Information.....................   57
Index to Financial Statements....  F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

   Until       , 2000 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus.

                          PROTON ENERGY SYSTEMS, INC.

Our Business

   We design, develop and manufacture proton exchange membrane, or PEM, electrochemical products that we employ in hydrogen generating devices and in regenerative fuel cell systems that function as power generating and energy storage devices. Our hydrogen generators produce hydrogen from electricity and water in a clean and efficient process using our proprietary PEM technology. We are currently manufacturing and delivering late stage development models of our hydrogen generators to customers for use in commercial applications. Our regenerative fuel cell systems, which we are currently developing, will combine our hydrogen generation technology with a fuel cell power generator to create an energy device that is able to produce and store the hydrogen fuel it can later use to generate electricity.

Our Market Opportunities and Our Solutions

   We believe a number of trends favor the deployment of fuel cell systems and other products incorporating PEM technology. These include:

  . increased demand for high quality electric power, driven by rapid growth in the use of computers, computer networks and communications networks in the Internet economy;

  . continuing deregulation of utilities, which we believe will accelerate the adoption of innovative power technology products; and

  . intensifying world interest in developing alternatives to combustion-based power generation and in harnessing renewable sources of energy to produce clean power.

   Since our inception we have focused on developing commercial applications for our PEM technology to serve the needs of several distinct markets. We believe these markets will provide us with significant opportunities for growth both in the near term and in the longer term.


   Hydrogen Gas Generation for Industrial Applications. Our hydrogen generators have been designed to address the existing demand by small- and medium-volume users for on-site hydrogen gas generation in a variety of manufacturing and laboratory applications which we believe will provide a lower-cost, safer and more convenient alternative to conventionally delivered hydrogen. We believe that our hydrogen generators may also be well suited for servicing the needs of small to mid-sized manufacturing and food processing facilities located in markets with inadequate or nonexistent hydrogen distribution infrastructures.

   Hydrogen Fuel Generation for Fuel Cells. In the longer term, as fuel cell markets develop, we believe our hydrogen generators will provide an attractive and environmentally friendly solution to the challenge of providing fuel for fuel cell vehicles and other fuel cell applications. We believe that our hydrogen generators can be a key component of a broad-based refueling infrastructure in which they are installed at gas stations and connected to the stations' existing water and electrical supplies. Our process of generating hydrogen presents an alternative to the hydrocarbon reforming process in which hydrocarbons, such as natural gas, methanol, diesel fuel and propane, are converted into hydrogen gas. While initial commercial sales of fuel cell automobiles are not expected to occur until between 2003 and 2005, we believe the eventual refueling market for these vehicles will represent a significant market opportunity.

   Power Quality and Reliability. We are developing our regenerative fuel cell systems to address the demand for highly reliable backup power systems. The increased use of computers, computer networks and communications networks in the Internet economy, as well as the increased use of sensitive electronics in manufacturing, are all creating an increase in the demand for highly reliable backup power to avoid the costs and lost revenue associated with power disruptions. According to the Electric Power Research Institute, the cost of power disruptions in the United States is approximately $30 billion per year. We believe our regenerative fuel cell systems will offer a reliable, efficient and low-cost alternative to current backup power technologies.

   Renewable Power Applications. In the longer term, we believe our regenerative fuel cell systems may enable renewable energy solutions by facilitating the storage of energy produced by non-depleting and non-polluting, but inherently intermittent, energy sources, such as solar, wind and hydroelectric power. Our regenerative fuel cell systems are designed to be connected to a renewable power source to generate and store hydrogen fuel when excess power is available and then convert it to electricity when power is needed but the renewable power source cannot produce power because of unfavorable natural conditions. We believe our regenerative fuel cell systems could enable more widespread use of renewable energy technologies.

   We believe we are among the first companies to manufacture and deliver systems incorporating PEM technology for use in commercial applications. We have begun shipping late stage development models of our hydrogen generators to customers for use in industrial applications and are working to finalize the commercial design and deliver additional units to our customers. We also have an agreement with a leading supplier of laboratory gases under which it plans to distribute our line of smaller scale hydrogen generators for laboratory use. We also intend to develop commercial applications for our regenerative fuel cell technology. We manufactured and delivered two demonstration regenerative fuel cell systems in 1999 and recently entered into an agreement with NASA to develop a larger, second-generation regenerative fuel cell system to be delivered in 2001. This next-generation system is being designed to have the scale and technical attributes necessary to serve a broad range of commercial applications. Our goal is to deliver our first commercially configured regenerative fuel cell system for field testing in 2002.

Our History

   We were incorporated in Delaware in August 1996. We sustained net losses of $2.7 million in 1998, $3.3 million in 1999 and $2.0 million for the six months ended June 30, 2000. We anticipate we will incur substantial losses in the future, primarily as a result of research and development activities and expansion of manufacturing facilities. We face significant technical challenges and intense competition. Prior to this offering, we have raised over $60 million of private equity. Our stockholder base includes investors with extensive contacts and experience in the power technology industry. Our management team has significant power industry and PEM technology experience.

Our Strategy

   Our objective is to be a leader in harnessing PEM technology for a number of commercial applications. Our strategy for achieving this objective includes the following elements:

  . leverage our technological position to develop innovative products that address attractive markets and that can benefit from further developments by other fuel cell developers and increases in demand for their fuel cell products;

  . focus on near-term market opportunities such as the industrial gas and backup power markets;

  .  continue to reduce our manufacturing costs;

  . develop key strategic relationships with companies seeking to gain access to fuel cell-related technology; and

  . position our technology for longer-term opportunities in automotive refueling and renewable power technologies.

                                  THE OFFERING

Common stock offered....................  7,000,000 shares
Common stock to be outstanding after
 this offering..........................  32,014,816 shares
Use of proceeds.........................  For general corporate purposes, including working capital and capital
                                          expenditures.
Proposed Nasdaq National Market symbol..  PRTN

   The number of shares to be outstanding after this offering excludes:

  . 1,558,604 shares of common stock issuable upon the exercise of outstanding options as of August 31, 2000 at a weighted average exercise price of $1.83 per share;

  . 860,000 shares of common stock issuable upon the exercise of options to be granted upon the closing of this offering with an exercise price equal to the initial public offering price per share shown on the cover of this prospectus;

  . 50,000 shares of common stock issuable upon the exercise of a warrant outstanding as of August 31, 2000 at an exercise price of $1.10 per share; and

  . an additional 5,517,632 shares of common stock reserved for future issuance under our stock plans.

                                ----------------

   Except as otherwise indicated, the information in this prospectus:

  . assumes the exercise upon the completion of this offering of warrants held by some of our stockholders to purchase 441,959 shares of convertible preferred stock at an exercise price of $2.00 per share. In lieu of exercising these warrants by paying cash to Proton, the warrantholders could elect to convert the warrants into a smaller number of shares determined based upon the initial public offering price of the shares being sold in this offering; to the extent warrantholders elect this method of exercise, the number of shares of common stock outstanding will be lower;

  . gives effect to the conversion of all outstanding convertible preferred stock, including the shares of convertible preferred stock issued upon the assumed exercise of the warrants, into an aggregate of 23,101,052 shares of common stock, which will occur automatically upon the completion of this offering;

  . assumes our common stock will be sold in this offering at an initial public offering price of $11.00 per share, which is the mid-point of the range shown on the cover of this prospectus; and

  . assumes the underwriters do not exercise their over-allotment option to purchase additional shares in this offering.

                                ----------------

   Our principal executive offices are located at 50 Inwood Road, Rocky Hill, Connecticut 06067 and our telephone number is (860) 571-6533. Our web site address is www.protonenergy.com. The information on our web site is not incorporated by reference into this document and should not be considered to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

   HOGEN(R), PROTON(R) and UNIGEN(R) are trademarks or service marks of Proton. Chrysalis(TM) is a trademark of Matheson Tri-Gas, Inc. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                             SUMMARY FINANCIAL DATA

   The following table summarizes the financial data for our business. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus.

                                                             Six Months Ended
                                  Year Ended December 31,        June 30,
                                  -------------------------  -----------------
                                   1997     1998     1999     1999      2000
                                  -------  -------  -------  -------  --------
                                   (in thousands, except per share data)
Statement of Operations Data:
Contract revenue................. $   --   $   --   $   934  $    47  $    187
Costs and expenses:
  Costs of contract revenue......     --       377      355      263        88
  Costs of production............     --       --       154      --        116
  Research and development.......     963    1,323    2,182      421     1,187
  General and administrative.....     735      950    1,705      837     1,432
                                  -------  -------  -------  -------  --------
Loss from operations.............  (1,698)  (2,650)  (3,462)  (1,474)   (2,636)
Interest income (expense), net...      28      (31)     172       77       682
                                  -------  -------  -------  -------  --------
Net loss.........................  (1,670)  (2,681)  (3,290)  (1,397)   (1,954)
                                  -------  -------  -------  -------  --------
Deemed preferred dividends and
 accretion.......................    (160)    (441)    (899)    (404)  (51,430)
                                  -------  -------  -------  -------  --------
Net loss attributable to common
 stockholders.................... $(1,830) $(3,122) $(4,189) $(1,801) $(53,384)
                                  =======  =======  =======  =======  ========
Basic and diluted net loss per
 share attributable to common
 stockholders.................... $ (0.96) $ (1.64) $ (2.20) $ (0.95) $ (28.07)
                                  =======  =======  =======  =======  ========
Shares used in computing basic
 and diluted net loss per share
 attributable to common
 stockholders....................   1,900    1,900    1,900    1,900     1,902
                                  =======  =======  =======  =======  ========

                                                    As of June 30, 2000
                                               -------------------------------
                                                                    Pro Forma
                                                Actual   Pro Forma As Adjusted
                                               --------  --------- -----------
                                                       (in thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable
 securities................................... $ 50,523   $51,407   $121,517
Working capital...............................   51,597    52,481    122,591
Total assets..................................   53,799    54,683    124,793
Mandatorily redeemable convertible preferred
 stock........................................   64,828       --         --
Total stockholders' equity (deficit)..........  (12,143)   53,569    123,679

   The pro forma balance sheet data gives effect to:


  . the assumed issuance upon the completion of this offering of 441,959 shares of series B convertible preferred stock at a price of $2.00 per share upon the exercise of warrants that would otherwise expire upon the completion of this offering; and

  . the conversion of all outstanding shares of our convertible preferred stock, including the series B shares issued as a result of the exercise of warrants, into an aggregate of 23,101,052 shares of common stock, which will occur automatically upon the completion of this offering.

   The pro forma as adjusted balance sheet data also reflects our sale of 7,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                 RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The trading price of our common stock could also decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of several factors, including the risks faced by us described below and elsewhere in this prospectus.

Our future success is uncertain because we have a limited operating history.

   As a development stage company, we face many risks and uncertainties. If we are unsuccessful in addressing these risks and uncertainties, we may be unable to generate revenue and grow our company. We were formed in 1996 to research and develop PEM electrochemical products. We began shipping late stage development models of our hydrogen generators in the first quarter of 2000 and have not yet manufactured commercial regenerative fuel cell systems. Accordingly, there is only a limited basis upon which you can evaluate our business and prospects and our future success is uncertain. In addition, until we have adequate information to estimate warranty obligations relating to our product sales, we are deferring recognition of revenue on product sales. You should consider the challenges, expenses, delays and other difficulties typically involved in the establishment of a new business, including the continued development of our products, development of fully functioning manufacturing operations, refinement of processes and components for our commercial products, recruitment of qualified personnel, and achievement of market acceptance for our products.

We have incurred, and expect to continue to incur, substantial losses, and we may never become profitable.

   We have incurred substantial losses since we were founded and we anticipate we will continue to incur substantial losses in the future. As of June 30, 2000, we had an accumulated deficit of $60.5 million. We cannot predict when we will operate profitably, if ever. We expect to continue to incur increased expenses related to research and development activities, expansion of our manufacturing facilities and general administrative functions. As a result, we anticipate that we will continue to incur losses until we can cost-effectively produce and sell our hydrogen generators and regenerative fuel cell systems in substantial quantities. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

If we fail to retain our key personnel and attract and retain additional qualified personnel, we may be unable to develop our products and generate revenue.

   Our success depends upon the continued service of our executive officers and other key employees such as manufacturing and research and development personnel. The loss of any of our executive officers or key employees, especially Walter W. Schroeder, president and chief executive officer, Trent
M. Molter, vice president of engineering and technology, and Lawrence C. Moulthrop, Jr., vice president of product engineering, could impair our ability to pursue our growth strategy and slow our product development processes. We do not have employment agreements with any of our key executives. Furthermore, we must continue to hire large numbers of highly qualified individuals, including researchers, engineers and manufacturing professionals. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future.

We may not be able to generate revenue in the future if we do not complete the development of our hydrogen generators and regenerative fuel cell systems.

   Our hydrogen generators and regenerative fuel cell systems are still in the development stage. We do not know when or whether we will successfully complete research and development of commercial hydrogen generators or regenerative fuel cell systems. If we are unable to develop commercial hydrogen generators or commercial regenerative fuel cell systems, we may not be able to generate future revenue and we may not recover the losses we have incurred in attempting to develop these products. If we experience delays in meeting our development milestones or if our hydrogen generators and regenerative fuel cell systems exhibit technical defects or cannot meet cost or performance goals, including output, useful life and reliability goals, potential purchasers of our products may decline to purchase them or choose alternative technologies. We may be unable to make the substantial technological advances necessary to produce commercial hydrogen generators and regenerative fuel cell systems that provide the features and performance specifications required by customers at a competitive price. For example, we must identify improved hydrogen storage technologies and fuel cell module structures. In addition, in order to commercially market our smaller scale hydrogen generators, we need to develop an effective method of removing water vapor from the hydrogen produced. If we are unable to successfully complete these development activities, we may be unable to commercially market our products. In some cases, we are attempting to expedite our development efforts by utilizing third parties for important engineering work. These third parties include vendors of hydrogen storage, purification systems, power supply and control components. If these third parties are unable to successfully complete their development activities on our behalf, we may be unable to commercially market our products.

We will not be able to grow our business if we do not achieve widespread commercial acceptance of our hydrogen generators in the market for delivered hydrogen.

   We intend to market our hydrogen generators to small- and medium-volume users of delivered hydrogen. Our business depends on the widespread commercial acceptance of our hydrogen generators and we may be unable to grow our business if our targeted customers do not purchase substantial numbers of our hydrogen generators. Our targeted customers, or the distributors who we intend to use to market to these customers, may not purchase our hydrogen generators at all or in sufficient quantities to support the growth of our business. Our hydrogen generators will require our target customers to make a substantial initial investment, currently ranging from approximately $50,000 to $200,000 per unit for our HOGEN models. Our method of supplying hydrogen by producing it on-site using PEM electrolysis represents a significant departure from conventional means of supplying hydrogen to end users. PEM electrolysis is a new and unproven technology in the markets we are targeting, and we do not know if our targeted customers will accept our product. In addition, we have not demonstrated that we can supply hydrogen to our targeted customers at a lower cost than conventionally delivered hydrogen.

The success of our hydrogen generators as a fuel source for PEM fuel cells depends upon the development of a mass market for PEM fuel cells, and we may not be able to generate revenue in the future if this market does not develop.

   We also intend to market our hydrogen generators for use as fuel generators for PEM fuel cells in a variety of applications, in particular fuel cell vehicles. If a mass market for PEM fuel cells fails to develop or develops more slowly than we anticipate, we may be unable to generate revenue in the future and recover the losses we will have incurred in the development of our hydrogen generators. PEM fuel cells represent an emerging commercial market, and we do not know whether end-users will want to use them. The development of a mass market for PEM fuel cells may be affected by many factors outside of our control, including:

  .  the emergence of newer, more competitive technologies;

  . the cost competitiveness of PEM fuel cells compared to existing and new technologies;

  .  the future cost of hydrogen;

  .  regulatory requirements;

  . consumer perceptions of the safety, reliability and functionality of PEM fuel cells; and

  .  consumer willingness to try a new product.

   In addition, the sole market for vehicular PEM fuel cells is and will continue to be car, bus and other vehicle manufacturers. Automobile manufacturers' interest in vehicular PEM fuel cells has been driven in large part by environmental laws and regulations concerning vehicle emission requirements that have been enacted in California and some northeastern states. If these laws and regulations are not kept in force or do not become widely adopted, the demand for vehicular PEM fuel cells may be limited. Further, automobile manufacturers may be able to use other technologies to meet their regulatory requirements, such as batteries, low emission internal combustion engines and hybrid internal combustion/battery engines. Even if automobile manufacturers decide to develop vehicles powered by PEM fuel cells, it may be many years before substantial numbers of vehicles powered by PEM fuel cell systems are manufactured. Further, there are several other technologies that may be used to generate hydrogen, such as hydrocarbon reforming, and there remains a strong possibility that our means of generating hydrogen will not be used to supply fuel to fuel cells.

We may be unable to increase our revenue in the future if the use of renewable energy does not increase.

   We anticipate that one of the primary uses of our regenerative fuel cell systems will be for storing energy produced by renewable power sources, such as solar, wind and hydroelectric power. If the demand for renewable energy develops more slowly than we anticipate, our ability to sell our regenerative fuel cell systems could be impaired and we may be unable to grow our business. The market for renewable energy is still in an early stage of development and the demand for renewable energy will remain limited until the cost of producing energy from renewable sources is substantially reduced. Power from renewable energy sources currently costs significantly more than power derived from nonrenewable sources, such as coal and oil. The growth of the renewable energy market will be dependent on many factors that are outside of our control, such as the emergence of new, more cost-effective power technologies and products, and domestic and international regulatory requirements.

We expect to incur significant expenses in expanding our manufacturing facilities and production and we may not be successful in these efforts.

   We will be expanding our manufacturing facilities in anticipation of increased demand for our products. If this demand does not materialize, we will not generate sufficient revenue to offset the costs of developing and operating these facilities, which could increase our losses and prevent us from growing our business. We currently anticipate we will spend approximately $10 million over the next two years to purchase equipment and make leasehold improvements for our planned manufacturing facility. We have not yet finalized plans or executed contracts for this expansion, and actual costs may be significantly in excess of our estimates. In addition, we expect to expand our production and may experience delays or problems in our expected expansion that could compromise our ability to increase our sales and grow our business. Factors that could delay or prevent our expected production expansion include:

  . the inability to purchase parts or components in adequate quantities or sufficient quality;

  .  the cost of raw materials;

  .  the failure to increase our assembly and test operations;

  .  the failure to hire and train additional manufacturing personnel;

  . the failure to develop and implement manufacturing processes and equipment; and

  .  the inability to acquire new space for additional production capacity.

If we fail to successfully manufacture our products in commercial quantities, we may not be able to increase our revenue.

   To be financially successful, we will have to manufacture our products in commercial quantities at acceptable costs while also preserving the quality levels achieved in manufacturing these products in limited quantities. This presents a number of technological and engineering challenges for us. We may not be successful in developing product designs and manufacturing processes that permit us to manufacture our hydrogen generators and regenerative fuel cell systems in commercial quantities at commercially acceptable costs while preserving quality. Currently, we sell some of our products for less than it costs us to produce them. In addition, we will incur significant start-up costs and may experience unforeseen delays and expenses in our product design and manufacturing efforts. If the commercialization of our products is delayed, potential purchasers may also decline to purchase them or choose alternative technologies, both of which could impair our ability to generate revenue in the future.

If our suppliers do not supply us with a sufficient amount and quality of components at acceptable prices, we may not be able to manufacture our products commercially.

   Although we generally attempt to use standard components for our products, the proton exchange membrane material and hydrogen purification system used in our products are currently available only from limited sources. Also, we may be unable to purchase components of adequate quality or that meet our cost requirements. In addition, to the extent these components are proprietary products of our suppliers, or the processes used by our suppliers to manufacture these components are proprietary, we may be unable to obtain comparable components from alternative suppliers. We may experience delays in production of our products and our business and financial results would suffer if we fail to identify alternate suppliers, or if our supply is interrupted or reduced or there is a significant increase in cost.

   In addition, platinum is a key component of our PEM fuel cells. Platinum is a scarce natural resource and we are dependent upon a sufficient supply of this commodity. We may not be able to produce commercial products, or the cost of producing our products may significantly increase, if there are any shortages in the supply of platinum.

We may be unable to sell our products and generate revenue if we fail to establish distribution relationships.

   Because we intend to sell our products primarily through third-party distributors, the financial benefits to us of commercializing our products will be dependent on the efforts of others. We intend to enter into additional distribution agreements or other collaborative relationships to market and sell our products. If we are unable to enter into additional distribution agreements, or if our third-party distributors do not successfully market and sell our products, we may be unable to generate revenue and grow our business. We may seek to establish relationships with third-party distributors who also indirectly compete with us. For example, we have targeted industrial gas suppliers as potential distributors of our hydrogen generators. Because industrial gas suppliers currently sell hydrogen in delivered form, adoption by their customers of our hydrogen generation products could cause them to experience declining demand for delivered hydrogen. For this reason, industrial gas suppliers may be reluctant to become distributors of our hydrogen generators. In addition, our third-party distributors may require us to provide volume price discounts and other allowances, or customize our products, either of which could reduce the potential profitability of these relationships.

We have historically focused on research and development activities and have limited experience in marketing, selling and servicing our products.

   We have primarily focused on the research and development of our hydrogen generators and regenerative fuel cell systems. Consequently, our management team has limited experience directing the commercialization efforts that are essential to our future success. To date, we only have limited experience marketing, selling and servicing our hydrogen generators, and no experience marketing, selling or servicing our regenerative fuel cell systems. Furthermore, there are very few people anywhere who have significant experience marketing, selling or servicing PEM electrochemical products. We will have to expand our marketing and sales organization and will have to create a maintenance and support capability. We may not be successful in our efforts to market and service our products, which would compromise our ability to increase our revenue.

Our plans to market, distribute and service our products internationally subject our business to additional risks, which could prevent us from growing our business.

   We intend to market, distribute and service our products internationally and we may derive a significant portion of our revenue from international sales. If we fail to successfully sell our products internationally, our ability to increase our future revenue and grow our business would be impaired. We have limited experience developing, and no experience manufacturing, our products to comply with the commercial and legal requirements of international markets. Our success in those markets will depend on our ability to secure relationships with foreign resellers and our ability to manufacture products that meet foreign regulatory and commercial requirements. In addition, our planned international operations may be subject to a variety of additional risks, including:

  .  difficulties in collecting international accounts receivable;

  . increased costs associated with maintaining international marketing efforts;

  .  compliance with U.S. Department of Commerce export controls;

  .  increases in duty rates;

  .  the introduction of non-tariff trade barriers;

  .  fluctuations in currency exchange rates;

  .  political and economic instability; and

  .  difficulties in enforcing intellectual property rights.

We currently face and will continue to face significant competition, which could cause us to lose sales or render our products uncompetitive or obsolete.

   The markets for delivered hydrogen and reliable backup power are highly competitive. There are a number of companies located in the United States, Canada and abroad that deliver hydrogen, sell hydrogen generation equipment or are developing PEM fuel cell technology. Many of these companies have substantially greater resources than we do. Each of these companies has the potential to capture market share in the markets we intend to address, which could cause us to lose sales and prevent us from growing our business. New developments in technology may also delay or prevent the development or sale of some or all of our products or make our products uncompetitive or obsolete. If this were to occur, we would not be able to generate sufficient revenue to offset the cost of developing our hydrogen generators and regenerative fuel cell systems.

   Our regenerative fuel cell systems are one of a number of power technology products being developed today to provide high quality, highly reliable backup power to the existing electric transmission system, or grid. These products include advanced batteries, ultracapacitors, microturbines, flywheels, internal combustion generator sets, superconducting magnetic energy storage devices and other fuel cells using alternative hydrogen supply applications. Improvements are also being made to the existing electric grid. Technological advances in power technology products and improvements in the electric grid may reduce the attractiveness of our regenerative fuel cell systems.

   As the markets for PEM fuel-cell related products, on-site hydrogen generation and backup power develop, other large industrial companies may enter these fields and compete with us. These large industrial companies may have the research and development, manufacturing, marketing and sales resources necessary to commercialize hydrogen generators and regenerative fuel cell systems more quickly and effectively than we do.

We depend on our intellectual property and our failure to protect it could enable competitors to market products with similar features that may reduce demand for our products.

   If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products similar to our products, which could reduce demand for our products. Our success depends substantially upon the internally developed technology that is incorporated in our products. We may be unable to prevent unauthorized parties from attempting to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our technology is difficult, and we may not be able to prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our intellectual property as fully as those in the United States. Others may circumvent the trade secrets, trademarks and copyrights that we own and any of the U.S. patents or foreign patents owned by us or subsequently issued to us may be invalidated, circumvented, challenged or rendered unenforceable. In addition, we may not be issued any patents as a result of our pending and future patent applications and any patents we are issued may not have the breadth of claim coverage sought by us.

   Most of our intellectual property is not covered by any patent or patent application. We seek to protect this proprietary intellectual property, which includes intellectual property that may not be patented or patentable, in part by confidentiality agreements with our distributors and employees. These agreements afford only limited protection and may not provide us with adequate remedies for any breach or prevent other persons or institutions from asserting rights to intellectual property arising out of these relationships.

We could incur substantial costs defending our intellectual property from infringement by others.

   Unauthorized parties may attempt to copy aspects of our products or to obtain and use our proprietary information. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Any litigation could result in substantial costs and diversion of resources with no assurance of success.

We could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.

   The patent situation in the field of PEM fuel cell technology is complex. A large number of patents, including overlapping patents, relating to this technology have been granted worldwide. We are aware of patents in the fuel cell architecture field held by potential competitors and other third parties, including Ballard Power Systems, General Motors, Giner, H-Power, Oronzio deNora Impianti Electrochemical, Packard Instrument, Plug Power, Shinko Pantec, Siemens, Toyota, United Technologies and Whatman. Third parties could claim infringement by us with respect to these patents or other patents or proprietary rights, and we cannot assure you that we would prevail in any such proceeding.

   In addition, some of our employees are parties to assignment of invention and nondisclosure agreements with their former employers. These agreements generally grant the former employer rights to technology developed by the employee while employed by the former employer and prohibit disclosure of that technology or other employer information to third parties. We cannot assure you that such employers will not assert claims against us or our employees alleging a breach of those agreements or other violations of their proprietary rights or alleging rights to inventions by our employees, or that we would prevail in any such proceeding.

   Any infringement claim against us, whether meritorious or not, could:

  .  be time-consuming;

  . result in costly litigation or arbitration and diversion of technical and management personnel; or

  . require us to develop non-infringing technology or to enter into royalty or licensing agreements.

We might not be successful in developing non-infringing technologies. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, and could significantly harm our business and operating results. A successful claim of infringement against us or our failure or inability to license the infringed or similar technology could require us to pay substantial damages and could harm our business because we would not be able to sell the affected product without redeveloping it or incurring significant additional expense. In addition, to the extent we agree to indemnify customers or other third parties against infringement of the intellectual property rights of others, a claim of infringement could require us to incur substantial time, effort and expense to indemnify these customers and third parties and could disrupt or terminate their ability to use, market or sell our products.

We may not be able to control our warranty exposure, which could increase our expenses.

   Any significant incurrence of warranty expense could increase our costs. To date, we have not had adequate information to estimate warranty obligations and therefore we may be unable to reasonably predict our warranty expenses. In addition, any warranty disclaimers we use may not effectively limit our liability.

We may be exposed to lawsuits and other claims if our products malfunction, which could increase our expenses, harm our reputation and prevent us from growing our business.

   Any liability for damages resulting from malfunctions of our products could be substantial and could increase our expenses and prevent us from growing our business. In particular, hydrogen is a flammable gas and can pose safety risks if not handled properly. In addition, our products may require modifications to operate properly under extreme temperatures. Potential customers will also rely upon our products for critical needs, such as backup power. A malfunction of our products could result in tort or warranty claims. In addition, a well-publicized actual or perceived problem could adversely affect the market's perception of our products. This could result in a decline in demand for our products, which would reduce our revenue and harm our business.

Future government regulation may impair our ability to market and sell our products.

   Our products are potentially subject to federal, local and foreign laws and regulations governing, among other things, emissions to air as well as laws relating to occupational health and safety. We may incur substantial costs or liabilities in complying with governmental regulations. Our potential customers must also comply with numerous laws and regulations, which could affect their interest in our products. We could incur potentially significant expenditures in complying with environmental and health and safety laws, regulations and requirements that may be adopted or imposed in the future.

We anticipate undergoing a period of rapid growth and our failure to manage this growth could harm our business.

   We anticipate undergoing a period of rapid growth in the number of our employees and the scope of our operations. We intend to introduce new products, increase our production capacity and develop additional distributor relationships. Rapid expansion would likely place a significant strain on our senior management team and other resources. In addition, we may be required to hire additional senior management personnel. Our ability to manage growth will depend in part on our ability to continue to enhance our operating, financial and management information systems. Our personnel, systems and controls may be unable to support our growth.

We may not be able to obtain sufficient funds to grow our business.

   We have regularly needed to raise funds in order to operate our business and believe we may need to raise additional funds to achieve full commercialization of some or all of our products. If we are unable to raise additional funds when needed, our ability to operate and grow our business could be impaired. We do not currently have a line of credit. We do not know whether we will be able to secure additional funding or funding on terms acceptable to us. Our ability to obtain additional funding will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional funding unattractive to us. If we issue additional equity securities, existing stockholders may experience dilution or be subordinated to any rights, preferences or privileges granted to the new equity holders.

Our revenue and operating results may fluctuate significantly as a result of factors outside of our control, which could cause the market price of our common stock to decline.

   We expect our revenue and operating results to vary significantly from quarter to quarter. As a result, quarterly comparisons of our financial results are not necessarily meaningful and you should not rely on them as an indication of our future performance. In addition, due to our stage of development, we cannot predict our future revenue or results of operations accurately. As a consequence, our operating results may fall below the expectations of securities analysts and investors, which could cause the price of our common stock to decline. Factors that may affect our operating results include:

  . the status of development of our technology, products and manufacturing capabilities;

  .  the cost of our raw materials and key components;

  . the introduction, timing and market acceptance of new products introduced by us or our competitors;

  . the development of our strategic relationships and distribution channels;

  . general economic conditions, which can affect our customers' capital investments and the length of our sales cycle;

  . the development of vehicular PEM fuel cells and renewable energy markets; and

  .  government regulation.

   We expect to make significant investments in all areas of our business, particularly in research and product development and in expanding our manufacturing capability. Because the investments associated with these activities are relatively fixed in the short-term, we may be unable to adjust our spending quickly enough to offset any unexpected shortfall in our revenue growth. In addition, because we are in the very early stages of selling our products and have a limited number of customers, we expect our order flow to be uneven from period to period.

Our stock price is likely to be highly volatile and may result in substantial losses for investors purchasing shares in the offering.

   The market price of our common stock is likely to be highly volatile. The stock market in general, and the market for technology-related stocks in particular, has been highly volatile. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects. Our common stock may not trade at the same levels as other technology-related stocks and technology-related stocks in general may not sustain their current market prices. In addition, the initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. An active public market for our securities may not develop or be sustained after completion of this offering.

   In addition, the trading price of our common stock could be subject to wide fluctuations in response to:

  .  our perceived prospects;

  . variations in our operating results and achievement of key business targets;

  .  changes in securities analysts' recommendations or earnings estimates;

  . differences between our reported results and those expected by investors and securities analysts;

  .  announcements of new products by us or our competitors;

  . market reaction to any acquisition, joint venture or strategic investments announced by us or our competitors; and

  . general economic or stock market conditions unrelated to our operating performance.

   In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources.

Our executive officers, directors and their affiliates hold a large percentage of our stock and their interests may differ from other stockholders.

   We anticipate that our directors, executive officers and individuals or entities affiliated with our directors as a group will beneficially own approximately 31.0% of our outstanding common stock after the completion of this offering. If these stockholders choose to act or vote together, they will have the power to significantly influence the election of our directors, and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of substantially all of our assets. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us or our other stockholders. Also, third parties could be discouraged from making a tender offer or bid to acquire us at a price per share that is above the then-current market price.

Our management will have broad discretion over the use of the net proceeds from this offering and you may not agree with how we use them.

   Our management will have broad discretion as to the use of the net proceeds from this offering. While we currently anticipate that we will use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures related to the expansion of our operations, as described under "Use of Proceeds," our management may allocate the net proceeds as it determines is necessary. In addition, market factors may require our management to allocate all or portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds from this offering.

The provisions of our charter documents and Delaware law could inhibit a takeover that stockholders may consider favorable and diminish the voting rights of the holders of our common stock.

   There are provisions in our certificate of incorporation and by-laws that make it more difficult for a third party to acquire, or attempt to acquire, control of Proton, even if a change in control was considered favorable by our stockholders. For example, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. The board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

   Our charter documents contain other provisions that could have an anti-takeover effect, including:

  .  only one of the three classes of directors is elected each year;

  .  stockholders have limited ability to remove directors;

  .  stockholders cannot take actions by written consent;

  .  stockholders cannot call a special meeting of stockholders; and

  . stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

   In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. These provisions may also prevent changes in our management.

The substantial number of shares that will be eligible for sale in the near future could cause our common stock price to decline.

   Sales by our stockholders of a substantial number of shares of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding 32,014,816 shares of common stock, assuming no exercise of outstanding options. Of these shares, the 7,000,000 shares sold in this offering will be freely tradable, 10,151,029 additional shares of common stock will be available for sale in the public market 180 days after the date of this prospectus following the expiration of lock-up agreements between our stockholders and the underwriters, and 14,863,787 more shares will become available for sale in the public market on subsequent dates. Morgan Stanley & Co. Incorporated, on behalf of the underwriters, may release stockholders from their lock-up agreements with the underwriters at any time and without notice, which would allow for the earlier sale of shares in the public market.

If you invest in this offering, you will experience immediate and substantial dilution.

   We expect that the initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution of $7.14 per share in the pro forma net tangible book value of the common stock. In addition, we have a significant number of stock options and warrants outstanding. To the extent these outstanding options or warrants are ultimately exercised, there will be further dilution to investors in this offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to predict accurately or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

   We estimate that the net proceeds from our sale of 7,000,000 shares of common stock in this offering will be $70.1 million, assuming an initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds from this offering will be $80.9 million.

   The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets. As of the date of this prospectus, we have not made any specific expenditure plans with respect to the net proceeds of this offering. We expect to use the net proceeds of this offering for general corporate purposes and capital expenditures. We currently anticipate we will spend approximately $1 million in 2000 and $9 million in 2001 to purchase equipment for and make leasehold improvements to our planned manufacturing facility. We may also use a portion of the net proceeds to acquire businesses, products, or technologies that are complementary to our business. However, we currently have no specific acquisitions planned. Pending their use, we plan to invest the net proceeds in short-term investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in the operation and expansion of our business. As a result, we do not anticipate paying cash dividends in the foreseeable future.

                                CAPITALIZATION

   The following table presents our capitalization as of June 30, 2000:
  .  on an actual basis;
  . on a pro forma basis to reflect the assumed issuance upon the completion of this offering of 441,959 shares of series B convertible preferred stock at a price of $2.00 per share upon the exercise of warrants that would otherwise expire upon the completion of this offering, and the automatic conversion of all outstanding shares of our convertible preferred stock, including the series B shares issued as a result of the exercise of warrants, into 23,101,052 shares of common stock upon the completion of this offering; and
  . on a pro forma as adjusted basis to adjust the pro forma balances to reflect the sale of 7,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus.

                                                     As of June 30, 2000
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Mandatorily redeemable convertible preferred
 stock:
 Series A convertible preferred stock, $.01 par
  value per share; 2,908,511 shares authorized,
  issued and outstanding, actual; no shares
  authorized, issued or outstanding, pro forma
  and pro forma as adjusted.................... $  3,693  $    --     $    --
 Series A-1 convertible preferred stock, $.01
  par value per share; 2,500,000 shares
  authorized, 2,398,530 shares issued and
  outstanding, actual; no shares authorized,
  issued or outstanding, pro forma and pro
  forma as adjusted............................    3,381       --          --
 Series B convertible preferred stock, $.01 par
  value per share; 2,200,000 shares authorized,
  1,545,151 shares issued and outstanding,
  actual; no shares authorized, issued or
  outstanding, pro forma and pro forma as
  adjusted.....................................    3,604       --          --
 Series B-1 convertible preferred stock, $.01
  par value per share; 1,500,000 shares
  authorized, issued and outstanding, actual;
  no shares authorized, issued or outstanding,
  pro forma and pro forma as adjusted..........    3,276       --          --
 Series C convertible preferred stock, $.01 par
  value per share; 15,000,000 shares
  authorized, 14,306,901 issued and
  outstanding, actual; no shares authorized,
  issued or outstanding, pro forma and pro
  forma as adjusted............................   50,874       --          --
                                                --------  --------    --------
  Total mandatorily redeemable convertible
   preferred stock.............................   64,828       --          --
                                                --------  --------    --------
Stockholders' equity (deficit):
 Preferred stock, undesignated, $.01 par value
  per share; 5,000,000 shares authorized; no
  shares issued or outstanding, actual, pro
  forma and pro forma as adjusted..............      --        --          --
 Common stock, $.01 par value per share;
  100,000,000 shares authorized; 1,911,764
  shares issued and outstanding, actual;
  25,012,816 shares issued and outstanding, pro
  forma; 32,012,816 shares issued and
  outstanding, pro forma as adjusted...........       19       250         320
 Additional paid-in capital....................   50,606   116,087     186,127
 Unearned compensation.........................   (2,273)   (2,273)     (2,273)
 Deficit accumulated during the development
  stage........................................  (60,495)  (60,495)    (60,495)
                                                --------  --------    --------
  Total stockholders' equity (deficit).........  (12,143)   53,569     123,679
                                                --------  --------    --------
   Total capitalization........................ $ 52,685  $ 53,569    $123,679
                                                ========  ========    ========

   The outstanding share information excludes:

  . 1,472,895 shares of common stock issuable upon the exercise of outstanding options as of June 30, 2000, at a weighted average exercise price of $1.56 per share;

  . 860,000 shares of common stock issuable upon the exercise of options to be granted upon the closing of this offering at the initial public offering price shown on the cover of this prospectus;

  . 50,000 shares of common stock issuable upon the exercise of a warrant outstanding at June 30, 2000 at an exercise price of $1.10 per share; and

  . an additional 5,605,341 shares of common stock reserved for future issuance under our stock plans.

   Between June 30, 2000 and August 31, 2000, we issued additional options to purchase up to 92,000 shares of common stock at an exercise price of $6.00 per share. In addition, we issued 2,000 shares of common stock upon the exercise of options and options to purchase 4,291 shares of common stock were cancelled.

   In lieu of exercising their warrants to purchase shares of series B convertible preferred stock by paying cash to Proton, the warrantholders could choose to convert the warrants into a smaller number of shares of our stock determined based upon the initial public offering price of the shares being sold in this offering. To the extent warrantholders elect this method of exercise, the number of shares of common stock outstanding will be lower and stockholders' equity will be reduced.

                                   DILUTION

   Our pro forma net tangible book value as of June 30, 2000 was approximately $53.6 million, or $2.14 per share of common stock. Pro forma net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of shares of common stock outstanding, after giving effect to:

  . the assumed issuance upon the completion of this offering of 441,959 shares of convertible preferred stock upon the exercise of warrants held by some of our stockholders and our receipt of the proceeds of that exercise at a price of $2.00 per share; and

  . the conversion of all outstanding convertible preferred stock, including the shares issued upon exercise of the warrants, into shares of our common stock, which will occur automatically upon the completion of this offering.

   After giving effect to our sale of 7,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2000 would have been $123.7 million, or $3.86 per share. This represents an immediate increase in pro forma net tangible book value of $1.72 per share to existing stockholders and an immediate dilution of $7.14 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............       $11.00
     Pro forma net tangible book value per share before this
      offering................................................... $2.14
     Increase in pro forma net tangible book value per share
      attributable to new investors..............................  1.72
                                                                  -----
   Pro forma net tangible book value per share after this
    offering.....................................................         3.86
                                                                        ------
   Dilution per share to new investors...........................       $ 7.14
                                                                        ======

   The following table summarizes on the pro forma basis described above, as of June 30, 2000, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by our existing stockholders and to be paid by new investors in this offering. This calculation is based on an assumed initial public offering price of $11.00 per share before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                             Shares Purchased  Total Consideration
                            ------------------ -------------------- Average Price
                              Number   Percent    Amount    Percent   Per Share
                            ---------- ------- ------------ ------- -------------
   Existing stockholders... 25,012,816    78%  $ 62,480,721    45%     $ 2.50
   New investors...........  7,000,000    22     77,000,000    55      $11.00
                            ----------   ---   ------------   ---
     Total................. 32,012,816   100%  $139,480,721   100%
                            ==========   ===   ============   ===

   The table assumes no exercise of stock options or other warrants outstanding at June 30, 2000. As of June 30, 2000, there were options outstanding to purchase 1,472,895 shares of common stock at a weighted average exercise price of $1.56 per share and a warrant, in addition to the warrants the exercise of which is being assumed, outstanding to purchase 50,000 shares of common stock at an exercise price of $1.10 per share. To the extent any of these options or this warrant are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with our financial statements and the related notes, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from our audited financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and that are included in this prospectus. The balance sheet data as of December 31, 1997 is derived from our audited financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and that are not included in this prospectus. The statement of operations data for the period from our inception on August 16, 1996 through December 31, 1996, and the balance sheet data as of December 31, 1996, are derived from our audited financial statements that are not included in this prospectus. The statement of operations data for the six-month periods ended June 30, 1999 and 2000, and the balance sheet data as of June 30, 2000, are derived from the unaudited financial statements included in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Historical results are not necessarily indicative of results that may be expected for any future period.

                          Period from Inception                            Six Months Ended
                            (August 16, 1996)   Year Ended December 31,        June 30,
                                 through        -------------------------  -----------------
                            December 31, 1996    1997     1998     1999     1999      2000
                          --------------------- -------  -------  -------  -------  --------
                                      (in thousands, except per share data)
Statement of Operations
 Data:
Contract revenue........         $  --          $   --   $   --   $   934  $    47  $    187
Costs and expenses:
 Costs of contract
  revenue...............            --              --       377      355      263        88
 Costs of production....            --              --       --       154      --        116
 Research and
  development...........             51             963    1,323    2,182      421     1,187
 General and
  administrative........            164             735      950    1,705      837     1,432
                                 ------         -------  -------  -------  -------  --------
Loss from operations....           (215)         (1,698)  (2,650)  (3,462)  (1,474)   (2,636)
Interest income
 (expense), net.........            (10)             28      (31)     172       77       682
                                 ------         -------  -------  -------  -------  --------
Net loss................           (225)         (1,670)  (2,681)  (3,290)  (1,397)   (1,954)
                                 ------         -------  -------  -------  -------  --------
Deemed preferred
 dividends and
 accretion..............            --             (160)    (441)    (899)    (404)  (51,430)
                                 ------         -------  -------  -------  -------  --------
Net loss attributable to
 common stockholders....         $ (225)        $(1,830) $(3,122) $(4,189) $(1,801) $(53,384)
                                 ======         =======  =======  =======  =======  ========
Basic and diluted net
 loss per share
 attributable to common
 stockholders...........         $(0.12)        $ (0.96) $ (1.64) $ (2.20) $ (0.95) $ (28.07)
                                 ======         =======  =======  =======  =======  ========
Shares used in computing
 basic and diluted net
 loss per share
 attributable to common
 stockholders...........          1,900           1,900    1,900    1,900    1,900     1,902
                                 ======         =======  =======  =======  =======  ========

                                                                       As of
                                         As of December 31,            June
                                    --------------------------------    30,
                                    1996    1997     1998     1999     2000
                                    -----  -------  -------  -------  -------
                                               (in thousands)
Balance Sheet Data:
Cash, cash equivalents and
 marketable securities............. $ 293  $ 2,990  $ 3,228  $ 3,131  $50,523
Working capital....................   272    2,925    3,274    3,225   51,597
Total assets.......................   323    3,664    4,870    5,000   53,799
Long-term liabilities..............   500      --       --       --       --
Mandatorily redeemable convertible
 preferred stock...................   --     5,571    9,237   13,136   64,828
Total stockholders' equity
 (deficit).........................  (206)  (2,036)  (5,159)  (9,057) (12,143)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of several factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We were founded in 1996 to design, develop and manufacture PEM electrochemical products for commercial applications. Our proprietary PEM technology is incorporated in two families of products: hydrogen generators, late stage development models of which we are currently manufacturing and delivering to customers, and regenerative fuel cell systems, which we are currently developing. Since our inception, we have funded our operations through private financings that raised approximately $61.6 million, including $50.1 million raised in a private financing in April 2000.

   We began delivering late stage development models of our hydrogen generators to customers in 1999. However, we have deferred revenue on these units and will continue to defer revenue on product deliveries until we have adequate information to estimate our warranty obligations. Product revenue will be recognized when we can estimate such obligations. As of June 30, 2000, we have deferred revenue of approximately $814,000 related to the units we have delivered. In the future, we expect to derive the majority of our revenue from the sale of the hydrogen generator and regenerative fuel cell systems products we may develop.

   We derive contract revenue from customer-sponsored research and development contracts related to our PEM technology. For those contracts which do not require us to meet specific obligations, we recognize contract revenue utilizing the percentage-of-completion method, which is based on the relationship of costs incurred to total estimated contract costs. For those research and development contracts which require us to meet specified obligations, including delivery and acceptance obligations, amounts advanced to us pursuant to the contracts are recognized as contract liabilities until such obligations are met. Once the obligations are met, the amounts are recognized as contract revenue. Through June 30, 2000, we have recognized approximately $1.1 million in contract revenue from research and development funding under arrangements with both government and private sources. Under these contracts, we have delivered HOGEN hydrogen generators and demonstration regenerative fuel cell systems. We currently have ongoing research and development projects with both NASA and the United States Department of Energy, or DOE. Our NASA contract extends to October 2001 and provides for total payments to us of approximately $600,000, of which we had recognized approximately $216,000 in revenue through June 30, 2000. The DOE contract extends to September 2002 and provides for payments to us of approximately $1.3 million, none of which we have yet recognized in revenue.

   Our costs of contract revenue reflect costs incurred under specific customer-sponsored research and development contracts. These costs consist primarily of salaries and benefits for our research and development personnel, materials to build prototype units, materials for testing, facility-related costs, operating supplies and other costs associated with our research and development activities. We expect our costs of contract revenue to increase as we complete work under existing contracts and receive additional research and development contracts.

   Our costs of production reflect costs incurred in the manufacture of our products. These costs consist primarily of product materials, fees paid to outside suppliers for subcontracted components and services, salaries and benefits for our manufacturing personnel, facility-related costs, operating supplies and other costs associated with our manufacturing activities. Through June 30, 2000, costs of production reflected costs incurred in excess of the corresponding sales price.

   Our research and development expenses reflect costs incurred for internal research and development projects conducted without specific customer-sponsored contracts. These costs consist primarily of salaries and benefits for our research and development personnel, materials to build prototype units, materials for testing, facility- related costs, operating supplies and other costs associated with our internal research and development activities. We expect our research and development expenses to increase as we increase our internal research and product development activities.

   Our general and administrative expenses consist primarily of salaries and benefits for sales and administrative personnel, professional fees for recruiting, legal and accounting services, training expenses, travel costs, rent, utilities and other general office expenses. We expect our general and administrative expenses to increase as we continue to invest in our employees, increase our recruiting efforts, expand our infrastructure and incur additional costs related to the growth of our business and operations as a public company.

   We have generated cumulative losses since our inception, and as of June 30, 2000 our accumulated deficit was $60.5 million, of which $50.7 million is attributable to deemed preferred dividends and accretion and $9.8 million is attributable to net losses since inception. We expect to continue to make significant investments in new product design and development for the foreseeable future. We expect to incur operating losses in 2000 and for the next several years and cannot predict when we will become profitable, if ever.

Results of Operations

   Comparison of Six-Month Periods Ended June 30, 1999 and June 30, 2000

   Contract revenue. Contract revenue increased from $47,000 for the six months ended June 30, 1999 to $187,000 for the corresponding period in 2000. This increase was due to increased research and development activity related to regenerative fuel cell systems under the NASA contract in 2000. In the future, we expect contract revenue from government sponsored research and development contracts to decrease as a percentage of total revenues once we begin to recognize revenue from product sales.

   Costs of contract revenue. Costs of contract revenue decreased from $262,000 for the six months ended June 30, 1999 to $88,000 for the corresponding period in 2000. The amount in 1999 reflects costs incurred on the first phase of our DOE contract and on our Electric Power Research Institute, or EPRI, contract, for which contract revenue was deferred until specified obligations were met in the fourth quarter of 1999.

   Costs of production. Costs of production increased from $0 for the six months ended June 30, 1999 to $116,000 for the corresponding period in 2000. The amount in 2000 reflects costs associated with manufacturing and delivering our hydrogen generators in excess of the corresponding sales price. We expect to continue to incur costs in excess of our sales price under our contract with Matheson Tri-Gas, Inc. as we refine our production process.

   Research and development expenses. Research and development expenses increased from $421,000 for the six months ended June 30, 1999 to $1.2 million for the corresponding period in 2000. This increase was due to an increase in our research and development activities related to our PEM technology in our regenerative fuel cell systems and our hydrogen generators. We expect our research and development expenses to continue to increase in the future.

   General and administrative expenses. General and administrative expenses increased from $837,000 for the six months ended June 30, 1999 to $1.4 million for the corresponding period in 2000. This increase reflects an increase in legal expenses of $268,000, an increase in salaries and benefits of $68,000, an increase in recruiting and relocation expenses of $82,000 and an increase of $54,000 of non-cash compensation expense associated with stock option grants.

   Interest income (expense), net. Interest income increased from $77,000 for the six months ended June 30, 1999 to $682,000 for the corresponding period in 2000. The increase resulted from increased cash and marketable securities balances as a result of investing the proceeds from the issuance of our series C preferred stock.

   Comparison of Years 1997, 1998 and 1999

   Contract revenue. Contract revenue increased from $0 in 1997 and 1998 to $934,000 in 1999. The amount in 1999 includes revenue related to our DOE contract for approximately $400,000 and of our EPRI contract for approximately $350,000.

   Costs of contract revenue. Costs of contract revenue increased from $0 in 1997 to $378,000 in 1998. The amounts in 1998 reflects costs incurred on the first phase of our DOE contract and on our EPRI contract for which revenue recognition was deferred until specific obligations were met. Costs of contract revenue decreased to $355,000 in 1999. This decrease was due to slightly lower activity on the first phase of our DOE contract and on our EPRI contract. Our obligations under both these contracts were met in the fourth quarter of 1999.

   Costs of production. Costs of production increased from $0 in 1997 and 1998 to $154,000 in 1999. The amount in 1999 reflects costs associated with manufacturing and delivering our hydrogen generators in excess of the corresponding sales price.

   Research and development expenses. Research and development expenses increased from $963,000 in 1997 to $1.3 million in 1998 and to $2.2 million in 1999. These increases were due to increases in our research and development activities related to our PEM technology in our regenerative fuel cell systems and our hydrogen generators.

   General and administrative expenses. General and administrative expenses increased from $735,000 in 1997 to $950,000 in 1998. This increase reflects an increase in legal expenses of $73,000 and an increase in salaries and benefits of $70,000 as a result of an increase in our number of employees. General and administrative expenses increased to $1.7 million in 1999 reflecting an increase in salaries and benefits of $138,000 as a result of an increase in our number of employees and an increase in legal expenses of $136,000. The amount in 1999 also includes $290,000 of non-cash compensation expense associated with stock option grants.

   Interest income (expense), net. Interest income was $28,000 in 1997 compared to net interest expense of $31,000 in 1998. The change was due to interest incurred on convertible debt which was outstanding for a portion of 1998 until its conversion into preferred stock in the fourth quarter of 1998. Interest income in 1999 was $172,000, primarily the result of interest earned on higher cash balances from the funds raised by us through private financings.

Liquidity and Capital Resources

   Since our inception in August 1996 through June 2000, we have financed our operations through the series A, A-1, B, B-1 and C preferred stock issuances that raised approximately $61.6 million. As of June 30, 2000, we had $50.5 million in cash, cash equivalents and marketable securities.

   Cash used in operating activities was $3.0 million for the six months ended June 30, 2000 and was primarily attributable to our net loss and increases in inventory and other current assets, offset by a decrease in deferred revenue. Cash used in operating activities was $2.9 million in 1999 and was primarily attributable to our net loss, an increase in inventory and a decrease in contract advances, offset by increases in accounts payable, accrued expenses and deferred revenue.

   Cash used in investing activities was $46.8 million for the six months ended June 30, 2000 and was primarily attributable to purchases of marketable securities. Cash used in investing activities was $14,000 in 1999 and was primarily attributable to purchases of equipment, offset by maturities of marketable securities exceeding reinvestments of marketable securities.

   Cash provided by financing activities was $50.0 million for the six months ended June 30, 2000 and was attributable to the receipt of proceeds from the sale of our series C convertible preferred stock. Cash provided by financing activities was $3.0 million in 1999 and was attributable to the receipt of proceeds from the sale of our series B-1 convertible preferred stock.

   We anticipate that our cash and marketable securities on hand as of June 30, 2000 will be adequate to fund our operations, working capital and capital expenditure requirements for at least the next 12 months. We currently anticipate we will spend approximately $1 million in 2000 and $9 million in 2001 to purchase equipment for and to make leasehold improvements to our planned manufacturing facility. The planned manufacturing facility may be within or outside Connecticut. We also expect over the next 12 months to continue to fund the production of our hydrogen generators and to continue our research and development activities on our regenerative fuel cell systems. We cannot assure you that we will not require additional financing to fund our operations or that, if required, any further financing will be available to us on acceptable terms, or at all. If sufficient funds are not available, we may be required to delay, reduce or eliminate some of our research and development or manufacturing programs. The terms of any additional financing may require us to relinquish rights to our technologies or potential products or other assets.

Recent Accounting Pronouncements

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.

   In November 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 100, "Restructuring and Impairment Charges." In December 1999, the commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Staff Accounting Bulletin No. 100 expresses the views of the commission staff regarding the accounting for and disclosure of certain expenses not commonly reported in connection with exit activities and business combinations. Staff Accounting Bulletin No. 101, as amended by Staff Accounting Bulletins No. 101A issued in March 2000 and No. 101B issued in June 2000, provides guidance on the measurement and timing of revenue recognition in financial statements of public companies. Changes in accounting policies to apply the guidance in Staff Accounting Bulletin No. 101 must be recorded as a cumulative effect of a change in accounting principle no later than the fiscal quarter ending December 31, 2000. We do not expect the provisions of Staff Accounting Bulletin No. 100 or No. 101 to have a material impact on our financial statements.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement requires recognition of all derivatives at fair value in the financial statements. Statement of Financial Accounting Standards No. 137 defers implementation of Statement of Financial Accounting Standards No. 133 until fiscal years beginning after June 15, 2000. We have reviewed Statement of Financial Accounting Standards No. 133 and believe that, upon implementation, the standard will not have a material impact on our financial statements.

                                   BUSINESS

Overview

   We design, develop and manufacture proton exchange membrane, or PEM, electrochemical products that we employ in both hydrogen generating devices and power generating and energy storage devices for use in a variety of commercial applications. Our proprietary PEM technology is embodied in two families of products: hydrogen generators and regenerative fuel cell systems. Our hydrogen generators produce hydrogen from electricity and water in a clean and efficient process. We are currently manufacturing and delivering late stage development models of our hydrogen generators to customers for use in commercial applications. Our regenerative fuel cell systems, which we are currently developing, will combine our hydrogen generation technology with a fuel cell power generator to create an energy device that is able to produce and store the hydrogen fuel it can later use to generate electricity. By providing the hydrogen fuel used by fuel cells, our core technology can enable fuel cells to function not only as power generating devices, but also as energy storage devices.

   We are designing our products to meet the needs of attractive near-term and longer-term markets. Our hydrogen generators have been designed to address the existing demand for on-site hydrogen gas generation in a variety of manufacturing and laboratory applications which we believe will provide a lower-cost, safer and more convenient alternative to conventionally delivered hydrogen. In the longer term, as fuel cell markets develop, we believe our hydrogen generators can be a key component of the hydrogen supply infrastructure which will be needed to provide the hydrogen used by fuel cells in transportation, stationary power generation and portable power generation applications. We are developing our regenerative fuel cell systems to address the demand for highly reliable backup power systems. In particular, the increased use of computers, computer networks and communications networks in the Internet economy, as well as the increased use of sensitive electronics in manufacturing, are all creating an increase in the demand for highly reliable backup power to avoid the costs and lost revenue associated with power disruptions. In addition, we believe that in the longer term our regenerative fuel cell systems may enable renewable energy solutions by facilitating the storage of energy produced by non-depleting, non-polluting energy sources, such as solar, wind and hydroelectric power.

   We believe we are among the first companies to manufacture and deliver systems incorporating PEM technology for use in commercial applications. In the first quarter of 2000, we began shipping late stage development models of our hydrogen generators to customers for use in industrial applications. The goal of our development program over the next twelve months is to finalize the commercial design of our hydrogen generators and deliver additional units to customers seeking alternatives to conventionally delivered hydrogen. We also have an agreement with a leading supplier of laboratory gases under which it plans to distribute our line of smaller scale hydrogen generators for laboratory use. In the longer term, we also intend to develop commercial applications for our regenerative fuel cell technology. We manufactured and delivered two demonstration regenerative fuel cell systems in 1999 and recently entered into an agreement with NASA to develop a larger, second-generation regenerative fuel cell system to be delivered in 2001. This next-generation system is being designed to have the scale and technical attributes necessary to serve a broad range of commercial applications. Our goal is to deliver our first commercially configured regenerative fuel cell system for field testing in 2002.

Products

   Hydrogen Generators

   Our HOGEN hydrogen generators convert water and electricity into high purity, pressurized hydrogen gas, using PEM electrolysis. PEM electrolysis is a process in which water is divided into its component elements to produce pure hydrogen gas, with oxygen and heat as the only by-products. Users can connect our hydrogen generators directly to existing water and electrical sources, allowing them to be installed and used in a wide range of locations. The following diagram illustrates our PEM electrolysis hydrogen generation technology.

[The caption Hydrogen Generator (Electrolysis) is centered over a graphic depiction of Proton's PEM electrolysis hydrogen generation technology. Two arrows, labeled Water and Electricity, point to the right, to a square labeled PEM Cell Stack. Three arrows point to the right from this square. One arrow, labeled Oxygen, points to the upper right; the second arrow, labeled Hydrogen, points directly to the right; the third arrow, labeled Heat, points to the lower right.]


   We have shipped late stage development models of our HOGEN hydrogen generators with 20 and 40 cubic feet per hour hydrogen production capacities, and are testing a 380 cubic feet per hour capacity unit. Our HOGEN 20 and HOGEN 40 units are freestanding, roughly the size of a household washing machine, and are intended for indoor use. Our HOGEN 380 is a larger freestanding unit with a weatherized design for outdoor use. We are continuing testing of and preparing to manufacture hydrogen generators to be marketed under the Chrysalis brand name by Matheson Tri-Gas, Inc. under a long-term agreement for use in laboratory applications. These units are compact and designed to sit on a laboratory countertop.

   Regenerative Fuel Cell Systems

   The UNIGEN regenerative fuel cell systems we are developing will integrate PEM hydrogen generation technology with PEM fuel cell technology to create a power generation device that produces hydrogen from water and electricity, stores the hydrogen and later uses the hydrogen as fuel for the production of electricity. The diagram below illustrates our regenerative fuel cell system technology. In the hydrogen generation mode, the regenerative fuel cell works exactly like a hydrogen generator, producing hydrogen at pressures suitable for storage without compressors. In the power generation mode, the process is reversed and the stored hydrogen is combined with air to produce electricity as needed instantaneously, efficiently and without any harmful by-products. We believe that our regenerative fuel cell architecture can also be used by other fuel cell manufacturers to enable their fuel cells to become energy storage devices.


[The caption Regenerative Fuel Cell Systems is centered over two graphics.

The graphic on the left side of this space is titled Hydrogen Generation Mode (Electrolysis). Two arrows, labeled Water and Electricity, point to the right, to a square labeled PEM Cell Stack. Three arrows point to the right from this square. One arrow, labeled Oxygen, points to the upper right; the second arrow, labeled Hydrogen, points directly to the right, to a square labeled Storage; the third arrow, labeled Heat, points to the lower right.

The graphic on the right side of this space is titled Power Generation Mode (Fuel Cell). A square labeled Storage appears at the right, with an arrow labeled Hydrogen pointing to the left, to a square labeled PEM Cell Stack. Three arrows point to the left from this square. One arrow, labeled Water, points to the upper left; the second arrow, labeled Electricity, points directly to the left; the third arrow, labeled Heat, points to the lower left. An additional arrow, labeled Air, points from the bottom of this space to the box labeled PEM Cell Stack.]

   We currently have ongoing research programs related to our regenerative fuel cell systems with both the United States Department of Energy, or DOE, and NASA for use in ongoing research programs. The DOE program is focused on hydrogen generation and storage from renewable energy sources. The NASA program is concentrated on advanced fuel cell and system integration hardware for a second-generation regenerative fuel cell system. We believe that as a result of our involvement in these programs, we will be well positioned to develop regenerative fuel cell systems that address the 0.5 to 25 kilowatt commercial backup power market.

Our Market Opportunities and Our Solutions

   Since our inception, we have focused on developing commercial applications for our PEM technology to serve the needs of several distinct markets. We believe these markets will provide us with significant opportunities for growth in both the near term and longer term.

   Hydrogen Gas Generation for Industrial Applications

   Hydrogen is a critical input in many manufacturing processes. According to SRI Consulting, an industrial consulting firm, annual consumption of hydrogen gas worldwide is approximately 15 trillion standard cubic feet of hydrogen. Large volume users of hydrogen include oil refiners, ammonia manufacturers and food processors, who use hydrogen as a chemical reactant in their production processes. Smaller-volume users include microelectronics manufacturers and specialty metals manufacturers, who use hydrogen to remove oxygen from their processing environments. Hydrogen is also used in scientific laboratories and as a lifting gas in meteorological applications.

   Larger users usually produce their own hydrogen on-site using large-scale steam methane reformers. This process generally results in lower hydrogen costs due to economies of scale and the absence of delivery charges. Small- and medium-volume users, whose requirements do not support the cost of steam methane reformers, have traditionally had their hydrogen delivered by truck. These users purchase their hydrogen from industrial gas suppliers and distributors who deliver and store the hydrogen in tanks, tubes or cylinders at the user's site. In a study commissioned by us, Campbell Associates estimated the worldwide market for hydrogen delivered by truck at $908 million in 1997. SRI Consulting estimates that the demand for hydrogen delivered by truck will grow at an average annual rate of approximately 10% through 2001.

   While delivery of hydrogen to small- and medium-volume users in cylinder form is widespread, delivered hydrogen is also the most expensive way to purchase hydrogen. The higher cost is largely attributable to the high cost of packaging and delivery, especially since a compressed hydrogen gas cylinder weighs approximately 125 pounds but only contains about 250 cubic feet of hydrogen gas weighing just over one pound. Industrial gas suppliers have recently raised prices for delivered cylinder hydrogen, attributing such increases to increased transportation costs. In addition to the high cost associated with cylinder hydrogen, there are numerous safety concerns resulting from the need to store inventories of flammable hydrogen gas.

   These cost and safety concerns are not unique to hydrogen. The industrial gas industry has already implemented on-site gas generation technologies for nitrogen and oxygen as a way of reducing cost and safety concerns for these gases for small- and medium-volume users. To date, however, an economical on-site hydrogen production solution has generally not been available. We believe our hydrogen generators will offer an on-site hydrogen generation solution for small- and medium-volume users by providing:

  . cost advantages in an estimated 50% of the delivered hydrogen market due to eliminating transport and delivery expenses;

  . increased safety by reducing the amount of potentially hazardous hydrogen inventory stored at an end-user location;

  . more consistent hydrogen purity due to eliminating the need to connect and disconnect cylinders with varying levels of quality;

  . hydrogen at process pressure (150 pounds per square inch) without a compressor and at a high purity level (99.999% purity); and

  .  a simple, compact and single-box design that is easily installed.

   In addition to the benefits to small- and medium-volume users, we believe that our hydrogen generators will also offer additional benefits to hydrogen gas suppliers and distributors with whom we may partner to sell our products. These benefits include:

  .  lower delivery costs and simpler delivery logistics;

  . the opportunity to supply on-site equipment on a more stable, long-term lease basis rather than through annual purchase contracts;

  . the opportunity to combine on-site generation with other complementary products and services in a single package; and

  . the ability to extend geographic markets by reducing delivery requirements.

   We believe that our hydrogen generators may also be well suited for servicing the needs of small to mid-sized manufacturing and food processing facilities located in markets with inadequate or nonexistent hydrogen distribution infrastructures.

   Hydrogen Fuel Generation for Fuel Cells

   In recent years, fuel cell systems, which use hydrogen as a fuel to produce electricity, have come to be viewed as a potential alternative to conventional, combustion-based power generation systems. These systems have several advantages over combustion-based power generation systems, including higher quality electrical power output, low or no pollution, much higher fuel efficiency, greater flexibility in installation and operation, quiet operation, low vibration and potentially lower maintenance and capital costs. Currently, several companies are focused on developing fuel cell systems primarily for use in automobiles and buses, as well as other applications such as stationary and portable power generation. These development efforts have been fostered by government authorities in North America, Europe and Japan who have imposed stringent environmental standards on the automobile industry and other industries and seek cleaner power generation technologies, such as fuel cells, as alternatives to existing combustion-based power generation technologies.

   While fuel cell-powered vehicles are expected to generate the largest demand for hydrogen fuel, the best means of providing hydrogen for these vehicles continues to be debated among fuel cell developers, automobile manufacturers and energy companies. The hydrogen fuel required by all fuel cells can be produced either through water electrolysis or high temperature reforming of hydrocarbons, such as natural gas, methanol, diesel fuel and propane. In the hydrocarbon reforming process, hydrocarbons are converted into hydrogen gas through a combustion or catalytic process. This alternative, however, faces significant technical challenges in smaller scale applications due to the need to optimize and balance performance of various subsystems, including fuel vaporization, oxidation, catalytic reaction and sulfur removal subsystems. This alternative also emits carbon dioxide and other by-products.

   We believe our hydrogen generators will provide an attractive solution to the challenge of providing fuel for fuel cell vehicles as well as other applications because our products are less complex and more environmentally friendly than alternative small-scale hydrocarbon-based generators of hydrogen. Our products generate hydrogen in a room temperature process using fewer steps and fewer parts than alternative technologies. They emit no carbon dioxide, contain no toxic chemicals and can generate fuel from renewable sources. We believe that our hydrogen generators can be a key component of a broad-based refueling infrastructure in which they are installed at existing gas stations and connected to the stations' existing water and electrical supply. In a report prepared for DOE and Ford in 1997, Directed Technologies, Inc. indicated that an electrolysis-based refueling infrastructure, utilizing water and electricity sources already available at existing gas stations, initially would provide the most flexibility at a lower upfront capital cost than an on-site hydrocarbon-based infrastructure. In the longer term, the price competitiveness of an electrolysis-based refueling infrastructure will depend on a variety of factors, including the cost of electricity, the cost of fossil fuels for reforming, advances in hydrocarbon reforming technologies, applicable environmental restrictions and the number of fuel cell vehicles in service. In particular, if the price of natural gas used to fuel hydrocarbon based reformers remains low, our electrolysis-based systems could be at a competitive disadvantage.

   Based on public statements by automobile manufacturers, initial commercial sales of fuel cell automobiles are not expected to occur until between 2003 and 2005. In the nearer term, we believe we may be able to supply fuel for the buses that are being developed to operate on routes that have been proposed for hydrogen-fueled bus service by some local transit authorities.

   Ultimately, the issue of consumer acceptance of fuel cell vehicles and the preferred source of hydrogen fuel for those vehicles is likely to be resolved largely by cost considerations. We believe that our hydrogen generators may produce hydrogen fuel at a favorable cost when compared to gasoline.

   Power Quality and Reliability

   The increased use of computers and computer and communications networks in the Internet economy, as well as the increased use of sensitive electronics in manufacturing, are all creating an increase in the demand for highly reliable and stable sources of electricity. For example, industry sources have estimated that the share of all U.S. electricity consumed by computer-based microprocessors is 13% and that within two decades 30% to 50% of the nation's electricity supply may be required to meet the direct and indirect needs of the Internet. However, the traditional method of delivering power through the power transmission and distribution system owned by utilities, known as the grid, has proven to be inadequate to meet the high power quality and reliability needs of technology-oriented applications. Power interruptions and voltage fluctuations can disable or damage critical systems, resulting in large potential costs. According to EPRI, the cost of power disruptions in the United States is approximately $30 billion per year.

   In order to mitigate the effect of power disruptions, companies have maintained backup power systems to ensure a continuous supply of power for their critical operations. As the use of high technology applications increases and the avoidance of downtime related to power disruptions becomes even more critical, the quality and reliability requirements of these backup power systems will also increase. The market for backup power has traditionally been served by battery-based uninterruptible power supply, or UPS, products, often coupled with fossil fueled power generators. Batteries provide backup power for short-term, intermittent power outages and fluctuations, but cannot provide extended power generation beyond short time periods. A fossil fueled power generator, which can generate power for longer periods of time, can be coupled with a battery to provide longer-term backup power. According to Frost & Sullivan, a market research firm, global UPS sales were $4.9 billion in 1999 and are anticipated to grow to $11.6 billion by 2006, representing an estimated compound annual growth rate of 13%.

   Existing battery technology possesses a number of serious weaknesses that limit the effectiveness of this technology as a power quality and reliability solution. Batteries have high maintenance costs and a limited and unpredictable useful life and face significant environmental issues related to their disposal. Similarly, fossil fueled power generators also possess a number of disadvantages, including a high noise level when operating, environmentally hazardous exhaust emissions, high maintenance costs and dependence on an on-site fuel source that must be replenished and monitored to prevent spills.

   We believe our regenerative fuel cell systems will offer a viable low-cost alternative to meet the backup power requirements of high-technology applications at levels below 25 kilowatts, such as computer networks, transmitter sites, communications switching units and small to medium-sized central office telecommunications systems. We are designing our regenerative fuel cell systems to possess the following advantages:

  . Rapid response to power outages and fluctuations. Our regenerative fuel cell systems, supplied with stored hydrogen, are designed to generate power rapidly, with no motors to start or reactors to warm up. The pressure of the hydrogen in the system's storage tank may be continuously monitored by a pressure sensor to assure power availability.

  . High reliability of power delivery. PEM fuel cells have no moving parts and thus have the potential to demonstrate high reliability and durability.

  . Efficient energy storage technology. In our regenerative fuel cell systems, energy can be stored without loss indefinitely in the form of hydrogen gas, unlike batteries, which lose their energy over time and must continually use electricity to retain their energy level.

  . Ability to withstand extended outages. Our regenerative fuel cell systems are being designed to withstand extended power outages by using their stored supply of hydrogen fuel to generate power over lengthy periods. Existing power quality products, including batteries, ultracapacitors and flywheels, are generally designed to deliver power for durations ranging from several seconds to several hours. These products must rely on fossil fuel engine generators for extended power outages. Our product may also be particularly useful in remote locations where it is difficult to obtain fuel for fossil fuel generators.

   We could encounter obstacles in marketing our fuel cell systems as power quality products due to the novelty and unproven nature of this technology. Because a fuel cell system contains water, it must also be maintained at temperatures above freezing when not in operation. This can be accomplished by locating the unit in a heated space or providing a small amount of electric current to heat the unit when not in operation. In addition, because our product requires the storage of hydrogen at or near the electrical load, some customers may require specialized configuration of the systems to satisfy permit requirements.

   Renewable Power Applications

   Concern about the increasing level of greenhouse gases, such as carbon dioxide produced as a result of fossil fuel combustion, is intensifying global interest in seeking better ways to harness renewable sources of energy, including solar, wind and hydroelectric power. This intensifying world interest in environmental sustainability is evidenced by a large and growing body of opinion that there is a likely connection between greenhouse gas emissions and global warming and by recent announcements by major energy companies and automobile manufacturers withdrawing their membership in a group that opposes the Kyoto Accords, a landmark agreement among nations to curtail the generation of greenhouse gases. Renewable power applications have experienced significant growth as a result of this interest and technological advancements have been made to reduce the costs and increase the efficiency of these power sources. In addition, in the United States, continued utility privatization and deregulation have opened the market for innovative power technologies, with many consumers having elected to use renewable power applications even where they are more costly than traditional sources.

   Despite these factors, the inherent intermittency of renewable power sources continues to be a major disadvantage. Renewable power sources do not always have the ability to generate power on demand because these sources are dependent upon favorable natural conditions, such as the presence of sunlight or wind, to produce power. We believe that use of these power sources could grow more rapidly if the inherent intermittent output limitation of these sources could be overcome.

   We believe our regenerative fuel cell systems could enable more widespread use of renewable energy technologies. Our regenerative fuel cell systems can be connected to a renewable power source and, when excess renewable power is available, these systems would store the energy in the form of hydrogen fuel. When the end user requires power and the renewable power source cannot produce power because of unfavorable natural conditions, our regenerative fuel cell systems could then draw on their supply of hydrogen fuel and convert it into electricity. In this way, we believe our regenerative fuel cell systems can provide a crucial linkage between clean, renewable power and the broader energy market.

   While we believe our regenerative fuel cell systems could have a significant impact on the broader energy markets, we believe there are potential nearer term opportunities as well. For example, a renewable power source tied to a regenerative fuel cell system could provide a source of power in a number of applications where other power sources are prohibitively costly to install, such as in remote cellular stations and remote lighting. Further, in developing regions of the world that lack the infrastructure required for centralized power generation, renewable power sources coupled with regenerative fuel cell systems could meet the needs of those currently without power.

Product Milestones

   The following are major milestones we have achieved in developing and commercializing our technology:

        Date                                   Milestone
        ----                                   ---------
September 1996.......  Built proof-of-concept demonstration models of our hydrogen generator and regenerative fuel cell system
                       technology.

May 1998.............  Delivered prototype HOGEN hydrogen generator to NASA.

April 1999...........  Commenced field testing of our HOGEN 380 hydrogen generator.

June 1999............  Delivered prototype 50 watt UNIGEN regenerative fuel cell system to NASA.

September 1999.......  Delivered prototype 250 watt UNIGEN regenerative fuel cell system to EPRI.

October 1999.........  Demonstrated our renewable energy storage concept using our HOGEN hydrogen generator in a DOE sponsored program.

November 1999........  Delivered late stage development model of our HOGEN 20 hydrogen generator to a customer for commercial
                       application.

                       Signed our agreement with Matheson Tri-Gas, Inc. for distribution of our laboratory hydrogen generators under the Chrysalis brand name.

January 2000.........  Delivered late stage development model of our HOGEN 40 hydrogen generator to a customer for commercial
                       application.

January-August 2000..  Delivered additional late stage development models of our
                       HOGEN 40 hydrogen generators to four customers for commercial applications.

   To help describe our progress, we use the terms "proof-of-concept demonstration model," "prototype" and "late stage development model". A proof-of-concept demonstration model represents the first demonstration of one or more new technology items, usually in a laboratory environment using a small-scale test device. These models do not feature complete component integration and are intended only to demonstrate technology feasibility. A prototype is a test device or demonstration system that contains all required technology elements integrated into a single unit. Prototype units are often used to demonstrate new technology concepts that have been demonstrated previously in the laboratory. Prototypes are typically operated under controlled conditions to evaluate and demonstrate the interplay between various system elements. A late stage development model is a unit that demonstrates a product configuration but has not yet undergone all of the rigors of full field testing for a given product application. It contains individual hardware elements that have specifications comparable to those that would be included in the final product design.

Our Strategy

   Our objective is to be a leader in harnessing PEM technology for a number of commercial applications. Our strategy for achieving this objective includes the following elements:

   Leverage Technological Position

   In developing PEM technology, we have focused on two key areas: the development of PEM hydrogen generators and the development of regenerative fuel cell systems. We believe these technologies provide us with the opportunity to develop innovative products that address attractive markets. In addition, our technology is complementary to other fuel cell technologies and could enable the commercial use of other fuel cell products, such as vehicular fuel cells, by providing a hydrogen delivery infrastructure. For example, our hydrogen generators could be deployed at refueling sites to provide hydrogen for fuel cell vehicle fleets. As a result, we believe we are also well positioned to benefit from further developments by other fuel cell developers and from increases in demand for their fuel cell products. We intend to maintain our technology leadership in PEM-based hydrogen generation and regenerative fuel cell system technology by continuing to develop our core technology, develop our commercial manufacturing processes and improve the design and features of our products.

   Focus on Near-Term Market Opportunities

   We believe we are among the first companies to manufacture and deliver systems incorporating PEM technology for use in commercial applications. We intend to focus on designing and marketing our products in the near term for two primary markets: hydrogen generation for industrial applications and backup power for communications network-related applications. We believe the industrial gas market is an attractive market for us because it is well developed and our hydrogen generator products will offer cost and safety advantages to users that currently rely on conventionally delivered hydrogen. We believe the backup power market for the communications industry is also attractive given its large size and the advantages our regenerative fuel cell systems are being designed to offer over existing products. Our focus on near-term market opportunities will continue to reinforce our emphasis on the commercial application of PEM technology.

   Continue Focus on Cost Reduction

   Given our focus on commercial applications for PEM technology, manufacturing improvements are a critical element of our product development and design efforts. We intend to continue to focus on reducing the cost of manufacturing our products. We will seek to reduce costs in part through the simplification of our product designs, identification and use of lower cost materials and components, development of long-term relationships with third-party component and raw material suppliers and construction of larger-scale manufacturing facilities that will use higher volume, automated processes.

   Develop Key Strategic Relationships

   We intend to establish strategic relationships with leading companies in our target markets. The strategic relationships we develop may include joint development efforts and sales and marketing agreements. At present, we are in various stages of discussions with potential partners, including industrial gas suppliers and distributors, energy producers, backup power providers and renewable energy companies. We do not have definitive, binding agreements with any of these parties. In seeking to develop strategic relationships, we will focus on partners that can provide us with distribution channels for our products and assist us in the design, development and manufacture of new products. We believe that our demonstrated capabilities in PEM technology and our focus on creating commercial applications make us an attractive potential partner for many established companies seeking to gain access to fuel cell-related technology.

   Position Our Technology for Longer-Term Opportunities

   We believe we are well positioned to take advantage of growth in the markets for fuel cell applications and renewable power technologies. If fuel cell applications achieve commercial acceptance, our hydrogen generators can be a key component of the hydrogen supply infrastructure that will be required. We intend to work with leading energy and power companies to position our hydrogen generators for automotive refueling applications. With respect to renewable power, as developers of renewable technologies, especially wind and solar power, achieve cost and performance improvements, the need to overcome the inherent intermittence of renewable power will become even more important. Accordingly, we plan to work with renewable energy companies to explore and develop energy storage applications using our regenerative fuel cell architecture.

Our Technology

   PEM-Based Hydrogen Generators

   Our hydrogen generators are electrochemical devices that convert water and electricity into hydrogen gas using a process known as PEM electrolysis. As illustrated below, the core of a hydrogen generator is an electrolysis cell consisting of a solid electrolyte proton exchange membrane. Catalyst material is bonded to both sides of the membrane, forming two electrodes. To generate hydrogen, water is introduced to one side of the membrane and voltage is applied to the electrodes. This process divides the water into protons, electrons and oxygen. The protons are drawn through the proton exchange membrane and recombined with the electrons at the opposite side of the membrane to form hydrogen. The oxygen is removed from the cells with the excess water flow. This process produces hydrogen with a high level of purity and at significant pressures.


[A graphic depiction of the PEM Electrolysis process appears here. In the center is a rectangle labeled Proton Exchange Membrane, containing spheres with plus signs (which represent Protons). Along the left and right sides of the rectangle are two white strips representing an Electrode (+) on the left and an Electrode (-) on the right. To the left of this rectangle appear two arrows pointing to the upper left, surrounding spheres representing Oxygen. Below these arrows appear two arrows pointing to the right containing four objects representing Water. The objects each contain two small half-spheres representing Hydrogen attached to one larger sphere representing Oxygen.

To the right of the rectangle appear two arrows pointing to the right, surrounding spheres representing Hydrogen.

Below the rectangle are several dots (representing Electrons) and an arrow pointing to the right (representing Electricity)]


   A single electrolysis cell is typically integrated into a complete cell assembly that includes flowfield structures that provide mechanical support, conduct current and provide a means to introduce water and remove gases. These cell assemblies are stacked and compressed between two end plates along with other support components to form a complete cell stack. The hydrogen production capability of a cell stack is approximately proportional to the area of each cell, the number of cells in the stack and the electric current supplied.

   We have delivered several late stage development units of our HOGEN 20 and 40 and Chrysalis hydrogen generators. In some cases, these units have not met product specifications for applications requiring very low water vapor levels in the product gas. In addition, some of our HOGEN 20 and 40 units have not achieved satisfactory hydrogen sealing performance when operated at full output over extended trials. We currently are evaluating and testing technical solutions to these issues.

   Our HOGEN 380 model has successfully completed prototype testing and is currently undergoing field testing. To date, these field tests have demonstrated successful integration of system fluids, electrical and control elements as well as effective electrochemical performance. We are currently working to improve long-term sealing of the individual cell stack components, system thermal regulation and product gas dryer control.

   PEM-Based Fuel Cell Power Generators

   In our PEM fuel cell, which is very similar to our PEM electrolysis cell, the opposite reaction occurs. To generate electricity, hydrogen and air, or oxygen, are introduced to opposite sides of the cell. The hydrogen passes over an electrode structure adjacent to the proton exchange membrane, where it is divided into its component protons and electrons. When the electrons are separated from the protons, the electrons are conducted in the form of a usable electric current. The protons travel through the proton exchange membrane and recombine with the electrons and oxygen to produce water.


[A graphic depiction of PEM Fuel Cell Power Generation appears here. In the center is a rectangle labeled Proton Exchange Membrane, containing spheres with plus signs which represent Protons. Along the left and right sides of the rectangle are two white strips representing an Electrode (+) on the left and an Electrode (-) on the right. To the left of the rectangle appear two arrows pointing to the right, surrounding spheres which represent Hydrogen. To the right of the rectangle appear two arrows pointing to the upper right, surrounding spheres representing Water; below these arrows appear two arrows pointing to the left, surrounding spheres representing Oxygen.

Above the rectangle is a drawing of a lightbulb penetrated by an arced rightward-pointing arrow containing dots which represent Electrons. The caption Electrical Current appears to the left of and above the lightbulb.]


   To form a complete fuel cell stack, individual PEM fuel cells are stacked and compressed between two end plates. The electrical power production of a cell stack is approximately proportional to the area of each cell and the number of cells in the stack.

   Our regenerative fuel cell systems incorporate the ability to support both an electrolysis reaction and a fuel cell reaction. Our proprietary design allows a single cell to operate as an electrolysis cell using water and electricity to generate hydrogen and oxygen at elevated pressure and then reverse the process and consume the hydrogen to generate electricity. The resulting product functions like a rechargeable battery in which hydrogen is produced through electrolysis, stored and then used for power generation. Unlike one-way fuel cells, because our regenerative fuel cell systems use hydrogen produced through electrolysis rather than extracted from hydrocarbon fuels, electricity can be produced at room temperature, without lengthy start-up times or carbon-based emissions and in areas where fossil fuels such as natural gas, propane or gasoline are not available.

   Through our internal research and development activity and efforts under our NASA contract, we have successfully demonstrated our regenerative fuel cell technology at levels ranging from 50 to 250 watts in various proof-of-concept hardware configurations. As part of this effort, we have developed proprietary reversible electrode materials and structures, developed high performance flow field technology, incorporated high pressure sealing features into the cell architecture and performed comprehensive systems integration. We have also demonstrated automated reversible systems in the laboratory.

   We are working to define and develop prototype units having a power capacity of approximately one kilowatt. We believe these units will serve as a building block for scale-up to multikilowatt products for backup power applications. We must do additional work to verify the impact of large numbers of reversible cycles on cell and system architecture, to simplify the system design to provide higher reliability and lower product costs and to develop and implement low cost cell materials.

   Proprietary Technology

   We have developed proprietary technology relating to various aspects of our electrolysis cells, regenerative fuel cell systems and related systems. These include:

  .  membrane processing technology;

  .  electrolysis catalytic electrode formulation;

  .  reversible fuel cells;

  . high pressure cell structures that simplify overall system implementation; and

  . integrated system designs for both hydrogen generators and regenerative fuel cell systems.

Distribution and Marketing

   We plan to sell our hydrogen generators both through distribution arrangements with third parties and through a limited direct sales force. Because small- and medium-volume hydrogen users generally buy hydrogen from industrial gas suppliers and distributors, we intend to focus our marketing efforts on sales to these companies for resale to end users. By focusing on industrial gas suppliers and distributors, we intend to maximize our sales by leveraging their established marketing, distribution and service channels. We currently have a development, marketing and distribution agreement with Matheson Tri-Gas, Inc. under which Matheson has exclusive distribution rights for hydrogen generators for the laboratory market bearing Matheson's Chrysalis trademark or other designated commercial names. In addition, we have a distribution agreement with Diamond Lite S.A. for distribution of our hydrogen generators in France, Germany, Italy and 16 other countries in Western and Central Europe. We intend to establish additional sales and distribution arrangements with industrial gas suppliers and distributors, as well as meteorology equipment providers and original equipment manufacturers.

   As the market to supply hydrogen fuel for fuel cell vehicles develops, we also plan, where possible, to focus on existing distribution channels. We believe that existing energy suppliers are likely to begin supplying new forms of automotive fuel as they come to market. Accordingly, we intend to establish relationships with major oil companies to explore ways of supplying our hydrogen generators for installation at local service stations. In addition, we believe that automobile manufacturers providing introductory and fleet fuel cell vehicles will be interested in our refueling technology and therefore we will seek to establish relationships with these manufacturers.

   Currently, backup power equipment is sold by a few large manufacturers to commercial end users through diverse reseller networks, including integrators and qualified resellers. We plan to sell our backup power products to these existing manufacturers, integrators and qualified resellers.

Manufacturing

   We are currently manufacturing hydrogen generators at our facility in Rocky Hill, Connecticut. Key aspects of this process include formulation of our proprietary catalysts, deposition of the catalyst on the proton exchange membrane and fabrication of cells into cell stacks. The balance of the manufacturing process consists of integrating cell stacks into systems that perform fluids and electrical management of the electrochemical process.

   Approximately 35% of the cost of our hydrogen generation systems is associated with our cell stack, with the balance of costs associated with system components and assembly. We purchase raw proton exchange membrane material from Dupont, although we have identified other companies we believe capable of providing suitable membrane material. We purchase the other components used in our systems from third-party suppliers. We regularly consult with our suppliers to evaluate ways to lower the cost of other components or subassemblies while meeting the performance needs of our products. In this regard, we have considered and will continue to evaluate the option of having subassemblies that we currently produce in-house produced to our specifications by others if lower costs can be achieved. We anticipate continuing to integrate and assemble our products at our Rocky Hill facility through at least 2001.

Intellectual Property

   We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. We have two issued U.S. patents, covering a hydrogen electrochemical system that eliminates the need for explosion-proof equipment and an electrochemical cell frame design, one allowed U.S. patent application covering a fluids management system for PEM electrolysis, and several U.S. and international patent applications on file. We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements with our strategic partners and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

Competition

   Our hydrogen generators will compete with delivered hydrogen, and with older alternative equipment used to manufacture hydrogen-rich gas. Competitors in the delivered hydrogen market include Air Liquide, Air Products and Chemicals, Linde and Praxair. Our hydrogen generators will also compete with older generations of electrolysis-based hydrogen generation equipment sold by Electrolyser, Norsk Hydro, Teledyne-Brown and other companies. These systems are generally much larger in size, require manual operation and supervision, contain hazardous liquid electrolyte and require the assistance of mechanical compressors to produce hydrogen at pressure.

   In backup power applications, our products may compete against:

  . battery-based, uninterruptible power supply systems, which are widely manufactured and used around the world;

  .  ultracapacitors, which store energy as an electrostatic charge;

  .  internal combustion engine generator sets;

  .  microturbines;

  . superconducting energy storage systems, which store energy within a superconducting magnet kept at extremely low temperatures;

  . flywheels, which store energy in the form of a continuously spinning wheel, the kinetic energy of which can be converted into electrical energy; and

  .  other fuel cells using alternative hydrogen supply applications.

   There are a number of companies located in the United States, Canada and abroad that are developing PEM fuel cell technology. These companies include Avista Labs, Ballard Power Systems, General Motors, Giner, H-Power, Idacorp, Nuvera, Plug Power, Toyota and United Technologies. Although we believe these companies are currently primarily targeting vehicular and residential applications, they could decide to enter the hydrogen generation and backup power markets we intend to address. We may also encounter competition from companies that have developed or are developing fuel cells based on non-PEM technology, as well as other distributed generation technologies.

   Many of our competitors have substantially greater financial, research and development and marketing capabilities than we do. In addition, as the backup power and hydrogen fuel markets develop, other large industrial companies may enter these fields and compete with us.

Facilities

   Our principal executive offices are located in Rocky Hill, Connecticut. We currently lease a 20,000 square foot facility that houses all of our research, manufacturing and office activities and staff. We believe that this facility will be sufficient to accommodate our anticipated growth through 2001. After that time, we believe that we will need an additional 50,000 to 100,000 square feet of space for our manufacturing activities. We have begun to examine alternatives both within and outside Connecticut to satisfy this expected need.

Employees

   As of August 31, 2000, we had a total staff of 44 persons, of which 24 were engineers, scientists or other degreed professionals. None of our employees are represented by a labor union. We consider our relations with our employees to be excellent.

Legal Proceedings

   We are not currently involved in any pending legal proceedings.

                                  MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors, and their ages as of August 31, 2000, are as follows:

          Name           Age                           Title
          ----           ---                           -----
Walter W. Schroeder.....  52 President, chief executive officer and director

Robert J. Friedland.....  34 Vice president of operations

Trent M. Molter.........  37 Vice president of engineering and technology and director

Lawrence C. Moulthrop,
 Jr.....................  44 Vice president of product engineering

William F. Smith........  49 Vice president of business development

David E. Wolff..........  43 Vice president of sales and marketing

John A. Glidden.........  37 Vice president and controller

Robert W. Shaw, Jr......  59 Chairman of the board of directors

Richard A. Aube.........  31 Director

Gerald B. Ostroski......  59 Director

Philip R. Sharp.........  58 Director

   Walter W. Schroeder, one of our founders, has served as our president and chief executive officer, and as a director, since our founding in August 1996. From 1991 to August 1996, Mr. Schroeder served as an officer of AES Corp., an independent power company. From 1986 to 1991, Mr. Schroeder was a vice president in the investment banking division of Goldman Sachs & Co. Mr. Schroeder holds BS and MS degrees from Massachusetts Institute of Technology.

   Robert J. Friedland, one of our founders, has served as our vice president of operations since our founding in August 1996. From 1995 to August 1996, Mr. Friedland served as a program operations manager for United Technologies Corporation, a diversified aerospace and building systems company. Mr. Friedland holds a BS in mechanical engineering from Syracuse University and an MBA from Rennselaer Polytechnic Institute.

   Trent M. Molter, one of our founders, has served as our vice president of engineering and technology since our founding in August 1996, and as a director since 1997. From 1984 to August 1996, Mr. Molter served as an advanced technology engineer and a project manager in PEM products for United Technologies. Mr. Molter holds a BS in chemical engineering from Clarkson University and an MS in metallurgy from Rennselaer Polytechnic Institute.

   Lawrence C. Moulthrop, Jr., one of our founders, has served as our vice president of product engineering since our founding in August 1996. From 1994 to August 1996, Mr. Moulthrop served as the PEM technology engineering manager for United Technologies. From 1984 to 1994, Mr. Moulthrop served in various other PEM engineering positions for United Technologies. Mr. Moulthrop holds a BS in chemical engineering from the University of New Hampshire.

   William F. Smith, one of our founders, has served as our vice president of business development since our founding in August 1996. From 1986 to August 1996, Mr. Smith served as a business development program manager for United Technologies. Mr. Smith holds a BA in physics from the University of Connecticut and an MBA from the University of Massachusetts.

   David E. Wolff has served as our vice president of sales and marketing since March 1999. From 1992 to March 1999, Mr. Wolff served in various capacities for MG Industries, a subsidiary of the Messer Group, a supplier of industrial gas. From 1979 to 1992 Mr. Wolff served in various sales positions for Air Products and Chemicals. Mr. Wolff holds an AB in engineering science from Dartmouth College.

   John A. Glidden has served as our vice president and controller since November 1997. From July 1996 to November 1997, Mr. Glidden served as a financial manager for United Technologies. From 1987 to July 1996, Mr. Glidden served as a senior financial planning analyst for United Technologies. Mr. Glidden holds a BS in business administration from Central Connecticut State University and an MS in international management from Rensselaer Polytechnic Institute.

   Robert W. Shaw, Jr. has served as our chairman of the board of directors since our founding in August 1996. Dr. Shaw has served as president of Arete Corporation, a private investment firm, since March 1997. From 1983 to 1997, Dr. Shaw served as president of Arete Ventures, Inc., a private investment firm he founded to invest in the fields of modular/dispersed power generation, renewable power generation and specialty materials. Prior to that time, Dr. Shaw was a senior vice president and director of Booz Allen & Hamilton, a consulting firm, where he founded the firm's energy division. Dr. Shaw holds BEP and MS degrees from Cornell University, an MPA from American University and a PhD in applied physics from Stanford University. He serves as a director of CellTech Power, Inc., Evergreen Solar, Inc. and Northern Power Systems, Inc., each a private power technology company.

   Richard A. Aube has served as a director since April 2000. Mr. Aube is currently a managing director of The Beacon Group LLC, a private investment and strategic advisory firm, where he has focused on investments in the energy sector since 1993. Prior to that time, Mr. Aube was an investment banker in the natural resources group at Morgan Stanley & Co. Incorporated. Mr. Aube holds a BA from Dartmouth College. He serves as a director of Capstone Turbine Corporation, a maker of microturbines, and Generac Portable Products, a private power technology company.

   Gerald B. Ostroski has served as a director since February 1999. Mr. Ostroski has served as vice president of Minnesota Power, Inc. since January 1982. Since 1991, Mr. Ostroski has also served as president of Minnesota Power's Synertec subsidiary and currently serves as a director or officer of several other Minnesota Power subsidiaries. Mr. Ostroski is a registered professional engineer, licensed in Minnesota and North Dakota. Mr. Ostroski holds a BSEE from the University of Wisconsin.

   Philip R. Sharp has served as a director since March 1999. Dr. Sharp has served as a lecturer at the John F. Kennedy School of Government of Harvard University since February 1995. From July 1995 to February 1998, Dr. Sharp also served as director of Harvard University's Institute of Politics, and is currently a member of the Institute's senior advisory board. From 1975 to 1995, Dr. Sharp served as a member of the United States House of Representatives, representing the second district of Indiana. He was a member of the House Energy and Commerce Committee and the Interior Committee. Dr. Sharp also chaired the Subcommittee on Fossil and Synthetic Fuels and the Energy and Power Subcommittee. Dr. Sharp holds a BSFS in foreign service and a PhD in government from Georgetown University. He serves as a director of Cinergy Corp. and New England Power Co.

   Each executive officer serves at the discretion of the board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Compensation of Directors

   We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. In addition, we have agreed to grant each non-employee director (other than Dr. Sharp) options to purchase 10,000 shares of common stock upon the closing of this offering and options to purchase an additional 5,000 shares of common stock on each anniversary of the closing of this offering while the director continues to serve on the board of directors. These options will have an exercise price equal to the fair market value of our common stock at the date of grant and will vest one year after grant. In connection with his election to the board of directors, we granted Dr. Sharp options to purchase 10,000 shares of common stock at an exercise price of $.35 per share and have agreed to grant him options to purchase an additional 5,000 shares of common stock on each anniversary of his election to the board of directors while he continues to serve on the board of directors. These options have or will have an exercise price equal to the fair market value of our common stock at the date of grant and will vest one year after grant.

Board Committees

   The board of directors has established a compensation committee and an audit committee. The compensation committee, which consists of Dr. Sharp and Dr. Shaw, reviews executive salaries, administers our bonus, incentive compensation and stock plans and approves the salaries and other benefits of our executive officers. In addition, the compensation committee consults with our management regarding our pension and other benefit plans and compensation policies and practices.

   The audit committee, which consists of Messrs. Aube and Ostroski and Dr. Shaw, reviews the professional services provided by our independent accountants, the independence of our accountants from our management, our annual financial statements and our system of internal accounting controls. The audit committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or that may be brought to its attention.

Election of Directors

   Following this offering, the board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Mr. Ostroski and Dr. Sharp will serve in the class whose term expires in 2001; Messrs. Aube and Molter will serve in the class of directors whose term expires in 2002; and Mr. Schroeder and Dr. Shaw will serve in the class of directors whose term expires in 2003. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which that term expires.

   Our current directors were elected to the board under rights held by holders of our common stock and preferred stock. These rights, which will terminate upon completion of this offering, are as follows:

  . holders of shares of common stock were entitled prior to the offering to elect two directors to the board of directors, one of whom was to be our chief executive officer; Mr. Molter and Mr. Schroeder were elected by the holders of common stock;

  . holders of shares of preferred stock were entitled prior to the offering to elect four directors to the board of directors; of these directors, Dr. Shaw was elected by entities affiliated with Arete Corporation, Mr. Ostroski was elected by MP Investments, Inc., and Mr. Aube was elected by The Beacon Group Energy Investment Fund II, LP. In addition, entities affiliated with Arete Corporation were also entitled to designate Dr. Shaw as our chairman of the board of directors; and

  . holders of shares of preferred stock and common stock, voting as separate classes, were entitled prior to the offering to elect two directors to the board of directors; Dr. Sharp was elected by the holders of preferred stock and common stock, voting as separate classes.

Compensation Committee Interlocks and Insider Participation

   No member of our compensation committee during the last fiscal year was at that time, or formerly, an officer or employee of Proton. No interlocking relationships exist between any member of our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Executive Compensation

   The table below sets forth, for the year ended December 31, 1999, the cash compensation earned and shares underlying options granted to Mr. Schroeder. We did not pay any other officer over $100,000 in 1999.

                          Summary Compensation Table

                                    Annual           Long-term
                                 Compensation   Compensation Awards
                                --------------- -------------------
                                                      Shares
                                                    Underlying       All Other
 Name and Principal Position     Salary  Bonus        Options       Compensation
 ---------------------------    -------- ------ ------------------- ------------
Walter W. Schroeder(1)........  $164,000 $4,944       105,525         $3,218(2)
 President and chief executive
 officer

--------
(1) As of December 31, 1999, Mr. Schroeder held 56,000 restricted shares of common stock having an aggregate value of $166,320, based on the fair market value of our common stock on December 31, 1999 less the consideration paid.
(2) Represents disability insurance premiums paid on behalf of Mr. Schroeder.

Stock Options

   The table below contains information concerning the grant of options to purchase shares of our common stock to Mr. Schroeder during the year ended December 31, 1999. The percentage of total options granted to employees set forth below is based on an aggregate of 667,040 shares subject to options granted to our employees in 1999.

                       Option Grants In Last Fiscal Year

                                               Individual Grants
                         -------------------------------------------------------------
                                                                                          Potential
                                                                                         Realizable
                                                                                          Value at
                                                                                       Assumed Annual
                                                                                       Rates of Stock
                                                                                            Price
                                                Percent of                              Appreciation
                                               Total Options                             for Option
                               Number of        Granted To                                 Term(1)
                         Securities Underlying   Employees   Exercise Price Expiration ---------------
      Name                  Options Granted       in 1999      Per Share       Date      5%      10%
      ----               --------------------- ------------- -------------- ---------- ------- -------
Walter W. Schroeder.....        50,000              7.5%         $0.15      1/15/2009  $ 4,717 $11,953
                                55,525              8.3           0.35      2/10/2009   12,222  30,972

--------
(1) Does not include options to purchase 1,236 shares of common stock granted to Mr. Schroeder in March 2000 at an exercise price of $0.50 per share, options to purchase 75,000 shares of common stock granted to Mr. Schroeder in June 2000 at an exercise price of $6.00 per share or options to purchase 300,000 shares of common stock which we have agreed to grant to Mr. Schroeder upon the closing of this offering at an exercise price equal to the initial public offering price per share shown on the cover of this prospectus.
(2) The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Fiscal Year-End Option Values

   The table below sets forth information for Mr. Schroeder with respect to the value of his options outstanding as of December 31, 1999. Mr. Schroeder did not exercise any options to purchase shares of common stock during the year ended December 31, 1999.

                         Fiscal Year-End Option Values

                              Number of Securities
                             Underlying Unexercised   Value of Unexercised In-
                             Options at Fiscal Year-    The-Money Options at
                                       End                 Fiscal Year-End
                            ------------------------- -------------------------
      Name                  Exercisable Unexercisable Exercisable Unexercisable
      ----                  ----------- ------------- ----------- -------------
Walter W. Schroeder........   44,934       127,427     $127,710     $349,146

   There was no public trading market for our common stock as of December 31, 1999. Accordingly, as permitted by the rules of the Securities and Exchange Commission, we have calculated the value of unexercised in-the-money options at fiscal year-end on the basis of the fair market value of our common stock as of December 31, 1999 of $2.98 per share, less the aggregate exercise price.

Benefit Plans

   A total of 7,686,236 shares of common stock, subject to adjustment in the event of stock splits and other similar events, are reserved for issuance in the aggregate under our 2000 Stock Incentive Plan and 1996 Stock Option Plan described below.

   2000 Stock Incentive Plan

   Our 2000 Stock Incentive Plan was adopted by our board of directors and approved by our stockholders in June 2000. The 2000 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards. As of August 31, 2000, options to purchase 92,000 shares of common stock were outstanding under the 2000 plan.

   Our officers, employees, directors, consultants and advisors are eligible to receive awards under the 2000 plan. Under present law, however, incentive stock options may only be granted to employees.

   Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price, subject to the terms and conditions of the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power. The 2000 plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

   Our board of directors administers the 2000 plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 plan and to interpret its provisions. It may delegate authority under the 2000 plan to one or more committees of the board of directors. Our board of directors has authorized the compensation committee to administer the 2000 plan, including the granting of options to our executive officers. Subject to any applicable limitations contained in the 2000 plan, our board of directors or our compensation committee, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which such options become exercisable;

  .  the exercise price of options;

  .  the duration of options; and

  . the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

   In the event of a merger or other acquisition event, our board of directors must provide that all outstanding options or other stock-based awards under the 2000 plan be assumed or substituted for by the acquiror. If any of these events constitutes a change in control, and if within one year of the change in control, the optionee's employment is terminated without cause or the optionee leaves for good reason, then the assumed or substituted or other stock-based awards will be immediately exercisable in full or free from restrictions, as the case may be. In the event of a liquidation or dissolution, all options will become immediately exercisable ten days prior to such event and will terminate upon the occurrence of such event.

   No award may be granted under the 2000 plan after June 2010, but the vesting and effectiveness of awards granted before those dates may extend beyond those dates. Our board of directors may at any time amend, suspend or terminate the 2000 plan.

   1996 Stock Option Plan

   Our original stock option plan provided for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and nonstatutory stock options. As of August 31, 2000, options to purchase 1,466,604 shares of common stock were outstanding under the 1996 plan. The 1996 plan includes change in control provisions similar to those under our 2000 Stock Incentive Plan. Following this offering, our board of directors has provided that no additional grants will be made under the 1996 plan.

   2000 Employee Stock Purchase Plan

   Our 2000 Employee Stock Purchase Plan was adopted by our board of directors and approved by our stockholders in June 2000. The purchase plan authorizes the issuance of up to a total of 250,000 shares of our common stock to participating employees.

   All of our employees, including our directors who are employees, whose customary employment is more than 20 hours per week and for more than five months in any calendar year and have been employed by us for at least six months, are eligible to participate in the purchase plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock are not eligible to participate.

   On the first day of a designated payroll deduction period, or offering period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock as follows: the employee may authorize up to 10% of his or her base pay to be deducted by us from his or her base pay during the offering period. On the last day of this offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option price is an amount equal to 85% of the closing price, as defined in the purchase plan, per share of our common stock on either the first day or the last day of the offering period, whichever is lower. The first offering period under the purchase plan will commence on the first day of the fiscal quarter beginning after the completion of this offering. In no event may an employee purchase in any one offering period a number of shares that exceeds the number of shares determined by dividing $25,000 by the average market price of a share of our common stock on the commencement date of the offering period. Our compensation committee may, in its discretion, choose an offering period of 12 months or less for each offering and choose a different offering period for each offering.

   An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has a right to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

   Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any of our current executive officers, by all of our current executive officers as a group or by our non-executive employees as a group.

                             CERTAIN TRANSACTIONS

Issuances of Preferred Stock and Warrants

   Since our inception in August 1996, we have issued and sold five series of preferred stock, and warrants to purchase series B convertible preferred stock at an exercise price of $2.00 per share, to the following persons and entities who are our executive officers, directors or 5% or greater stockholders. Each share of our outstanding preferred stock will be converted into a share of common stock upon the closing of this offering. For more detail on shares of stock held by these purchasers, see "Principal Stockholders."

                                                                        Warrants to
                                                                        Purchase the
                        Series A   Series A-1  Principal   Series B   Following Shares Series B-1   Series C
                       Convertible Convertible Amount of  Convertible   of Series B    Convertible Convertible Aggregate
                        Preferred   Preferred  Promissory  Preferred    Convertible     Preferred   Preferred   Purchase
        Name              Stock       Stock    Notes (2)     Stock    Preferred Stock     Stock       Stock      Price
        ----           ----------- ----------- ---------- ----------- ---------------- ----------- ----------- ----------
Entities Affiliated
 with Arete
 Corporation.........   1,094,040   1,045,460   $960,000    492,412       164,139        450,000    1,642,859  $9,878,877
Ballentine Capital
 Partners Fund,
 L.P.................         --          --         --         --            --             --     1,428,572   5,000,002
The Beacon Group
 Energy Investment
 Fund II, LP.........         --          --         --         --            --             --     2,857,143  10,000,001
Connecticut
 Innovations,
 Inc.(1).............     500,000     363,636    500,000    256,465        85,489        365,011    1,428,571   7,142,950
Robert J. Friedland..       1,000       3,636      1,000        512           171            --           --        6,024
John A. Glidden......         --        2,500        400        205            69            --           286       4,161
MP Investments,
 Inc.................         --          --         --     500,000       100,000         73,616      571,429   3,147,234
Trent M. Molter......       1,005         909      1,000        512           171            --           --        3,029
Lawrence C.
 Moulthrop, Jr.......       1,000       1,818      1,100        564           188            --           --        4,128
Walter W. Schroeder..      50,274       4,545        --         --            --             --           --       55,274
William F. Smith.....       1,000       1,000        400        205            69            125          --        2,760
David E. Wolff.......         --          --         --         --            --           1,000        5,000      19,500

--------
(1) Includes 285,715 shares of series C convertible preferred stock held by Connecticut Innovations/Webster LLC.
(2) The principal and accrued interest on these promissory notes converted into series B convertible preferred stock as described below under "Series B Financing" and is included in the aggregate purchase price of the shares set forth in this table.

   Series A Financing. On May 9, 1997 and July 10, 1997, we issued an aggregate of 2,908,511 shares of series A convertible preferred stock to 32 investors, including affiliates of Arete Corporation, Robert J. Friedland, Trent M. Molter, Lawrence C. Moulthrop, Jr., Walter W. Schroeder and William
F. Smith. The per share purchase price for our series A convertible preferred stock was $1.00.

   Series A-1 Financing. In 1997, we issued an aggregate of 2,275,367 shares of series A-1 convertible preferred stock to 33 investors, including affiliates of Arete Corporation, Connecticut Innovations, Inc., Robert J. Friedland, John A. Glidden, Trent M. Molter, Lawrence C. Moulthrop, Jr., Walter W. Schroeder and William F. Smith. The per share purchase price for our series A-1 convertible preferred stock paid by these purchasers was $1.10.

   Series B Financing. On December 22, 1998, we issued an aggregate of 1,545,151 shares of series B convertible preferred stock to 28 investors, including affiliates of Arete Corporation, Connecticut Innovations, Inc., Minnesota Power, Inc. (which subsequently transferred these shares to MP Investments, Inc., a wholly-owned subsidiary of Minnesota Power), Robert J. Friedland, Trent M. Molter, Lawrence C. Moulthrop, Jr. and William F. Smith. The per share purchase price for our series B convertible preferred stock was $2.00.

   Of the aggregate purchase price for our series B convertible preferred stock, $1,038,600 was paid in cash at closing and the balance was accounted for through the conversion of principal and interest on notes payable in the total principal amount of $2.0 million and bearing 8% yearly interest that we had issued to some of our preferred stockholders in August 1998. In connection with the series B financing, we issued warrants to purchase an aggregate of 441,959 shares of series B convertible preferred stock at an exercise price of $2.00 per share to 20 investors, including affiliates of Arete Corporation, Connecticut Innovations, Inc., Minnesota Power, Inc. (which subsequently transferred these shares to MP Investments, Inc.), Robert J. Friedland, John
A. Glidden, Trent M. Molter, Lawrence C. Moulthrop, Jr. and William F. Smith.

   Series B-1 Financing. On May 12, 1999, we issued an aggregate of 1,500,000 shares of series B-1 convertible preferred stock to 28 investors, including affiliates of Arete Corporation, Connecticut Innovations, Inc., Minnesota Power, Inc. (which subsequently transferred these shares to MP Investments, Inc.), William F. Smith and David E. Wolff. The per share purchase price for our series B-1 convertible preferred stock was $2.00.

   Series C Financing. On April 12, 2000, we issued an aggregate of 14,306,901 shares of series C convertible preferred stock to 66 investors, including affiliates of Arete Corporation, Connecticut Innovations, Inc., LLC, MP Investments, Inc., Connecticut Innovations/Webster LLC, Ballentine Capital Partners Fund, L.P., The Beacon Group Energy Investment Fund II, LP, John A. Glidden and David E. Wolff. The per share purchase price for our series C convertible preferred stock was $3.50.

Issuances of Common Stock

   In connection with Proton's formation, on August 22, 1996, we issued 280,000 shares of our common stock to each of Messrs. Friedland, Molter, Moulthrop, Schroeder and Smith and 250,000 shares of our common stock to each of Utech Climate Challenge Fund, L.P. and UVCC Fund II. The per share purchase price for this common stock was $.01.

Indemnification Agreements

   We have entered into indemnification agreements with each of our directors and executive officers. Such indemnification agreements will require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policy on Transactions with Affiliates

   For all future transactions, we have adopted a conflict of interest policy whereby all material transactions between Proton and our officers, directors and other affiliates must (i) be approved by a majority of the disinterested members and (ii) be on terms no less favorable to us than could be obtained from unaffiliated third parties. In addition, any loans to our officers, directors and other affiliates must be for bona fide business purposes only.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding beneficial ownership of our common stock as of August 31, 2000 by:

  . each person who beneficially owns more than 5% of the outstanding shares of our common stock;

  .  each of our directors;

  .  the executive officer named in the Summary Compensation Table;

  .  all of our directors and executive officers as a group; and

  .  certain other significant stockholders of Proton.

   The percentages shown are based on 25,014,816 shares of common stock outstanding as of August 31, 2000 and 32,014,816 shares of common stock outstanding after this offering, including the 7,000,000 shares that are being offered for sale by us in this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 31, 2000. The shares issuable under those options are treated as if they were outstanding for computing the percentage ownership of the person holding those options but are not treated as if they were outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o Proton Energy Systems, Inc., 50 Inwood Road, Rocky Hill, Connecticut 06067.

                                                   Percentage of Common Stock
                                                       Beneficially Owned
                                   Shares       --------------------------------
     Beneficial Owner        Beneficially Owned Prior to Offering After Offering
     ----------------        ------------------ ----------------- --------------
Entities Affiliated with         5,388,910            21.5%            16.8%
 Arete Corporation(1)......
 P.O. Box 1299
 Center Harbor, NH 03226

Connecticut Innovations,         2,999,172            12.0              9.4
 Inc.(2)...................
 999 West Street
 Rocky Hill, CT 06067

The Beacon Group Energy In-      2,857,143            11.4              8.9
 vestment Fund II, L.P. ...
 399 Park Avenue
 New York, NY 10022

Ballentine Capital Partners      1,428,572             5.7              4.5
 Fund, L.P.(3) ............
 10 Avon Meadow Lane
 Avon, CT 06001

MP Investments, Inc.(4)....      1,245,045             5.0              3.9
 30 W. Superior Street
 Duluth, MN 55802

Entities Affiliated with         1,142,858             4.6              3.6
 CIBC World Markets(5).....
 161 Bay Street, 6th Floor
 Toronto, Ontario M5J 2S8

Entities Affiliated with         1,071,429             4.3              3.3
 Nth Power Technolo-
 gies(6)...................
 100 Spear Street, Suite
 1450
 San Francisco, CA 94105

                                                   Percentage of Common Stock
                                                       Beneficially Owned
                                   Shares       --------------------------------
     Beneficial Owner        Beneficially Owned Prior to Offering After Offering
     ----------------        ------------------ ----------------- --------------
Entities and Individuals            857,143            3.4%             2.7%
 Affiliated with Chase Cap-
 ital Partners(7)..........
 380 Madison Avenue, Floor
 12
 New York, NY 10017

Lehman Brothers VC Partners         857,143            3.4              2.7
 L.P. .....................
 3 World Financial Center
 New York, NY 10285

Solstice Capital Limited            790,787            3.2              2.5
 Partnership...............
 15 Broad Street, 3rd Floor
 Boston, MA 02109

Perseus 2000, L.L.C. ......         714,286            2.9              2.2
 1627 I Street, N.W., Suite
 600
 Washington, DC 20006

Stephens--Proton Energy             714,286            2.9              2.2
 LLC.......................
 111 Center Street, Suite
 2800
 Little Rock, AR 72201

Walter W. Schroeder(8).....         410,343            1.6              1.3

Trent M. Molter(9).........         333,854            1.3              1.0

Richard A. Aube(10)........       2,857,143           11.4              8.9

Gerald B. Ostroski(11).....              --            --                --

Philip R. Sharp(12)........           2,500             *                 *

Robert W. Shaw, Jr.(13)....       5,388,910           21.5             16.8

All executive officers and
 directors as a group (11
 persons)(14)..............      10,018,397           39.6             31.0

-------
  *  Less than 1%.
 (1) Represents 1,534,620 shares of common stock held of record by Utech Climate Challenge Fund, L.P., 1,891,763 shares of common stock held of record by UVCC Fund II, 285,715 shares of common stock held of record by UVCC II Parallel Fund, L.P. and 1,676,812 shares of common stock held of record by Micro-Generation Technology Fund, LLC.
 (2) Includes 285,715 shares of common stock held of record by Connecticut Innovations/Webster LLC. Voting control of Connecticut Innovations, Inc. is exercised by its board of directors, which is appointed by the governor of Connecticut and members of the Connecticut legislature.
 (3) Ballentine Capital Partners, LLC exercises voting control of this fund in its capacity as general partner. Steven W. Ballentine exercises voting control of this fund in his capacity as managing member of its general partner. Mr. Ballentine disclaims beneficial ownership of these shares.
 (4) Minnesota Power, Inc. owns all of the outstanding stock and has voting control of MP Investments, Inc. Does not include any shares held of record by Utech Climate Challenge Fund, L.P., UVCC Fund II and Micro-Generation Technology Fund, LLC. Minnesota Power is an investor in each such fund, and MP Investments, Inc. disclaims beneficial ownership of the shares held by these funds.
 (5) Represents 857,143 shares of common stock held of record by CIBC WMC Inc. and 285,715 shares of common stock held of record by CIBC Employee Private Equity Fund.
 (6) Represents 928,572 shares of common stock held of record by Nth Power Technologies Fund I, L.P. and 142,857 shares of common stock held of record by Nth Power Technologies Fund II, L.P.

  (7) Represents 357,143 shares of common stock held of record by CB Capital Investors, LLC, 278,293 shares of common stock held of record by Haddington/Chase Energy Partners (Proton) LP, 150,278 shares of common stock held of record by Haddington Energy Partners, L.P. and an aggregate of 71,429 shares of common stock held of record by entities and individuals affiliated with Hambrecht & Quist, an affiliate of Chase Capital Partners.
  (8) Includes 75,524 shares subject to options exercisable within 60 days after August 31, 2000.
  (9) Includes 51,257 shares subject to options exercisable within 60 days after August 31, 2000.

 (10) Represents 2,857,143 shares of common stock held of record by The Beacon Group Energy Investment Fund II, LP. Mr. Aube is the managing director of The Beacon Group LLC, which controls The Beacon Group Energy Investment Fund II, LP. Mr. Aube disclaims beneficial ownership of these shares.
 (11) Does not include 1,245,045 shares of common stock beneficially owned by MP Investments, Inc., a wholly owned subsidiary of Minnesota Power, Inc. Mr. Ostroski serves as a vice president of Minnesota Power, but does not have or share investment or voting control over these shares.
 (12) Represents 2,500 shares subject to options exercisable within 60 days after August 31, 2000.

 (13) Consists of the shares listed in footnote 1 above. Dr. Shaw is the president of Arete Corporation, which is the manager of Micro-Generation Technology Fund, LLC. Dr. Shaw is the general partner of the general partner of UVCC Fund II and UVCC II Parallel Fund, L.P. and the managing member of the general partner of Utech Climate Challenge Fund, L.P. Dr. Shaw disclaims beneficial ownership of these shares.
 (14) See notes 8 through 13 above. Also includes 167,799 shares of common stock subject to options exercisable within 60 days after August 31, 2000.

                         DESCRIPTION OF CAPITAL STOCK

   After completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. The following is a summary of the material features of our capital stock. For more detail, please see our amended and restated certificate of incorporation and amended and restated by-laws to be effective after the completion of this offering, filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

   As of August 31, 2000, there were 25,014,816 shares of common stock outstanding held by 121 stockholders of record. Based upon the number of shares outstanding as of that date, and the issuance of the shares of common stock offered by us in this offering, there will be 32,014,816 shares of common stock outstanding upon the completion of this offering.

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available to pay dividends. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably all assets after the payment of our liabilities, subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. They are not entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

   At present, there is no established trading market for the common stock. We have filed an application for our common stock to be quoted on the Nasdaq National Market under the symbol "PRTN."

Preferred Stock

   On the completion of this offering, the board of directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and on one or more occasions. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as the board of directors may determine. These rights and privileges may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

   The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire us, or discourage a third party from attempting to acquire us.

Warrants

   In February 1998, we issued EPRI a warrant to purchase 50,000 shares of our common stock at an exercise price of $1.10 per share. This warrant expires ten years after issuance. In August and December 1998, we issued some of our investors warrants to purchase an aggregate of 441,959 shares of our series B convertible preferred stock at an exercise price of $2.00 per share. These warrants may be exercised either through payment of the exercise price in cash or through application of a formula under which the warrantholder could choose to convert the warrant into a number of shares of our stock determined based upon the public offering price of the shares being sold in this offering. These warrants will expire upon completion of this offering.

Delaware Law and Charter and By-Law Provisions; Anti-Takeover Effects

   We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, consolidations, asset sales and other transactions involving Proton and an interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Our amended and restated certificate of incorporation and amended and restated by-laws to be effective upon the completion of this offering provide:

  . that the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

  . that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote; and

  . that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

   The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from attempting to do so.

   Our amended and restated certificate of incorporation and amended and restated by-laws will also provide that:

  . any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting;

  . special meetings of the stockholders may only be called by the chairman of the board of directors, the president, or by the board of directors; and

  . in order for any matter to be considered properly brought before a meeting, a stockholder must comply with requirements regarding advance notice to us.

   These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

   Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our amended and restated certificate of incorporation. Generally, our amended and restated by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. To amend our amended and restated by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the board of directors requires the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Limitation of Liability and Indemnification

   Our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have 32,014,816 shares of common stock outstanding assuming no exercise of outstanding options and warrants. Of these shares, the 7,000,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

 Days After Date
        of             Approximate Shares
 This Prospectus    Eligible for Future Sale                     Comment
 ---------------    ------------------------                     -------
On effectiveness..          7,000,000        Sold in offering and freely tradable
180 days..........         10,151,029        Lock-up released; shares saleable under Rule
                                             144, 144(k) or 701
                                             Restricted securities held for one year or
Thereafter........         14,863,787        less

   In general, under Rule 144, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock, or approximately 320,148 shares immediately after this offering, or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided specified requirements concerning availability of public information, manner of sale and notice of sale have been satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

   Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell these shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate. Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans may be resold beginning 90 days after the date of this prospectus (1) by persons, other than affiliates, subject only to the manner of sale provisions of Rule 144, and (2) by affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

Stock Options

   As of August 31, 2000, approximately 409,211 shares of common stock were issuable pursuant to vested options granted under our 1996 Stock Option Plan. We intend to file a registration statement on Form S-8 under the Securities Act following the date of this prospectus, to register up to 7,936,236 shares of common stock issuable under our stock plans, including the 1,558,604 shares of common stock subject to outstanding options as of August 31, 2000. This registration statement is expected to become effective upon filing.

Warrants

   As of August 31, 2000, 50,000 shares of common stock were issuable pursuant to outstanding warrants.

Lock-Up Agreements

   Proton, its executive officers and directors, and substantially all of our stockholders have agreed not to sell or transfer their shares of common stock, or to engage in hedging transactions with respect to the common stock, without the prior written consent of Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this prospectus. In addition, for a period of 180 days from the date of this prospectus, Proton has agreed that its Board of Directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected to result in the disposition by any person, directly or indirectly, of any shares of common stock without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated in its sole discretion may release for sale in the public market all or any portion of the shares subject to the lock-up agreements. Please turn to the section titled "Underwriters" for more information on the lock-up agreements.

   Morgan Stanley & Co. Incorporated intends to enter into similar lock-up agreements for up to 180 days with those individuals and entities who purchase shares under our reserved share program.

Registration Rights

   After this offering, the holders of approximately 23,101,052 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between us and the holders of these registrable securities if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include shares of their common stock in the registration. Additionally, the holders holding in the aggregate at least 50% of the registrable securities are entitled to demand registration rights pursuant to which they may require us on up to three occasions to file a registration statement under the Securities Act at our expense with respect to their shares of common stock. Holders holding in the aggregate at least 25% of the registrable securities may also require us to file up to four additional registration statements on Form S-3 at our expense. All of these registration rights are subject to typical conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the registration and our right not to effect a requested registration, other than a registration on Form S-3, within six months following this offering or any subsequent offering of our securities pursuant to a registration statement filed with the Securities and Exchange Commission. We also have agreed to indemnify shareholders whose shares are included in a registration statement from losses arising from violations by us of applicable securities laws in connection with the registration statement.

   In addition, after this offering, the holder of a warrant to purchase 50,000 shares of common stock is entitled to notice of any registration statement filed by us and to include shares of common stock acquired upon exercise of the warrant in the registration. This registration right is subject to typical conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in the registration. We have also agreed to indemnify the warrant holder from losses arising from violations by us of applicable securities laws in connection with any registration statement that includes the warrant holder's shares of common stock.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of common stock indicated below:

                                                                      Number of
                  Name                                                 Shares
                  ----                                                ---------
     Morgan Stanley & Co. Incorporated...............................
     Credit Suisse First Boston Corporation..........................
     Salomon Smith Barney Inc........................................
                                                                      ---------
       Total......................................................... 7,000,000
                                                                      =========

   The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any shares are taken.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and part to dealers at a price that
represents a concession not in excess of $   a share under the initial public
offering price. Any underwriter may allow, and these dealers may reallow, a
concession not in excess of $   a share to other underwriters or to other
dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. Morgan Stanley Dean Witter Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, may act as a selected dealer in the offering to facilitate the distribution of shares of common stock over the Internet to its eligible account holders.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,050,000 additional shares of common stock at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to
public would be $    , the total underwriters' discounts and commissions would
be $    , and the total proceeds to Proton would be $    .

   We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.5 million.

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   Proton, our directors and executive officers and all of our other stockholders and option holders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, subject to limited exceptions:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, whether such shares or any such securities are then owned by such person or are thereafter acquired directly from us; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

   The restrictions described in the paragraph above do not apply to:

  .  the sale of shares of common stock to the underwriters;

  . the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

  . the grant of options under our existing stock plans provided that either the options do not become exercisable during the 180-day lock-up period or the option holders enter into agreements containing the restrictions described above; or

  . transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   At our request, the underwriters have reserved for sale up to 600,000 shares of common stock offered by this prospectus for sale at the initial public offering price for our directors, officers, employees and business associates and related persons of Proton. The number of shares of common stock available for sale to the general public will be reduced to the extent that these persons purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Each participant in the reserved share program will be required to enter into lock-up agreements with the underwriters in connection with their purchase of reserved shares.

Pricing of the Offering

   Prior to this offering, there has been no public market for the shares of common stock. Consequently, the initial public offering price for the shares of common stock will be determined by negotiations between Proton and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be:

  . our future prospects and the future prospects of our industry in general;

  .  the experience of our management;

  . our revenue, earnings and other financial and operating information in recent periods; and

  . the price-revenue ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

   The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, Toronto, Ontario.

                                    EXPERTS

   The financial statements of Proton Energy Systems, Inc., a development stage company, as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission's toll-free number is 1-800-SEC-0330. In addition, the Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Independent Accountants........................................ F-2

Balance Sheets at December 31, 1998 and 1999, and June 30, 2000
 (unaudited)............................................................. F-3

Statements of Operations for each of the three years in the period ended
 December 31, 1999, for the period from inception (August 16, 1996)
 through December 31, 1999, for the six-month periods ended June 30, 1999
 (unaudited) and 2000 (unaudited), and for the period from inception
 (August 16, 1996) through June 30, 2000 (unaudited)..................... F-4

Statements of Changes in Stockholders' Equity (Deficit) for the period from inception (August 16, 1996) through December 31, 1999, and for the six-month period ended June 30, 2000 (unaudited)........................ F-5

Statements of Cash Flows for each of the three years in the period ended
 December 31, 1999, for the period from inception (August 16, 1996)
 through December 31, 1999, for the six-month periods ended June 30, 1999
 (unaudited) and 2000 (unaudited), and for the period from inception
 (August 16, 1996) through June 30, 2000 (unaudited)..................... F-6

Notes to Financial Statements............................................ F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Proton Energy Systems, Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Proton Energy Systems, Inc. (the "Company"), a development stage company, at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, and for the period from inception (August 16, 1996) through December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Hartford, Connecticut
April 14, 2000

                          PROTON ENERGY SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                         June 30, 2000
                                                                           Pro Forma
                                                                    Mandatorily Redeemable
                               December 31,                       Convertible Preferred Stock
                          ------------------------    June 30,     and Stockholders' Equity
                             1998         1999          2000                (Note 2)
                          -----------  -----------  ------------  ---------------------------
                                                    (unaudited)           (unaudited)
         ASSETS
Current assets:
 Cash and cash
  equivalents...........  $   478,322  $   580,709  $  1,483,029
 Marketable securities
  (Note 2)..............    2,750,000    2,550,000    49,040,344
 Inventory (Note 3).....      752,719      942,227     1,377,679
 Other current assets...       84,653       73,665       810,316
                          -----------  -----------  ------------
 Total current assets...    4,065,694    4,146,601    52,711,368
                          -----------  -----------  ------------
Fixed assets, net (Note
 4).....................      797,516      847,374     1,081,510
Other assets............        6,299        6,299         6,299
                          -----------  -----------  ------------
   Total assets.........  $ 4,869,509  $ 5,000,274  $ 53,799,177
                          ===========  ===========  ============
LIABILITIES, MANDATORILY
 REDEEMABLE CONVERTIBLE
   PREFERRED STOCK AND
      STOCKHOLDERS'
    EQUITY (DEFICIT)
Current liabilities:
 Accounts payable.......  $   104,567  $   113,072  $    108,792
 Accrued expenses.......       50,689      319,687       190,911
 Deferred revenue (Note
  2)....................          --       488,482       814,373
 Contract advances (Note
  2)....................      635,970          --            --
                          -----------  -----------  ------------
 Total current
  liabilities...........      791,226      921,241     1,114,076
                          -----------  -----------  ------------
Commitments and
 contingencies (Note 8)
Mandatorily redeemable
 convertible preferred
 stock (Note 5), $.01
 par value; 7,608,511,
 9,108,511, 24,108,511
 and 0 shares
 authorized,
 respectively;
 6,749,029, 8,249,029,
 22,659,093 and 0 shares
 issued and outstanding,
 respectively; stated at
 redemption value.......    9,236,917   13,135,917    64,828,187         $        --
                          -----------  -----------  ------------         ============
Stockholders' equity
 (deficit) (Notes 5, 6
 and 7):
 Preferred stock,
  undesignated, $.01 par
  value per share;
  5,000,000 shares
  authorized, no shares
  issued or
  outstanding...........          --           --            --                   --
 Common stock, $.01 par
  value; 100,000,000
  shares authorized;
  1,900,000, 1,900,000,
  1,911,764 and
  24,570,857 shares
  issued and
  outstanding,
  respectively..........       19,000       19,000        19,118         $    245,709
 Additional paid-in
  capital...............          --       200,281    50,605,667          115,207,263
 Unearned compensation..          --      (808,821)   (2,272,569)          (2,272,569)
 Deficit accumulated
  during the development
  stage.................   (5,177,634)  (8,467,344)  (60,495,302)         (60,495,302)
                          -----------  -----------  ------------         ------------
 Total stockholders'
  equity (deficit)......   (5,158,634)  (9,056,884)  (12,143,086)        $ 52,685,101
                          -----------  -----------  ------------         ============
   Total liabilities,
    mandatorily
    redeemable
    convertible
    preferred stock and
    stockholders' equity
    (deficit)...........  $ 4,869,509  $ 5,000,274  $ 53,799,177
                          ===========  ===========  ============

   The accompanying notes are an integral part of these financial statements.

                          PROTON ENERGY SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                                                 For the period
                                                                     For the period                                   from
                                                                      from inception                               inception
                                                                    (August 16, 1996)        Six Months           (August 16,
                                   Year Ended December 31,               through           Ended June 30,        1996) through
                             -------------------------------------    December 31,    -------------------------     June 30,
                                1997         1998         1999             1999          1999          2000           2000
                             -----------  -----------  -----------  ----------------- -----------  ------------  --------------
                                                                                            (unaudited)           (unaudited)
Contract revenue (Note 2)..  $       --   $       --   $   933,512     $   933,512    $    46,625  $    187,131   $  1,120,643
Costs and expenses:
 Costs of contract
  revenue.............               --       377,705      354,532         732,237        262,442        88,098        820,335
 Costs of production..               --           --       154,000         154,000            --        115,936        269,936
 Research and
  development.........           963,425    1,322,945    2,181,548       4,519,435        421,299     1,186,466      5,705,901
 General and
  administrative......           734,618      949,824    1,705,369       3,553,802        836,878     1,432,291      4,986,093
                             -----------  -----------  -----------     -----------    -----------  ------------   ------------
 Total costs and
  expenses............         1,698,043    2,650,474    4,395,449       8,959,474      1,520,619     2,822,791     11,782,265
                             -----------  -----------  -----------     -----------    -----------  ------------   ------------
Loss from operations..        (1,698,043)  (2,650,474)  (3,461,937)     (8,025,962)    (1,473,994)   (2,635,660)   (10,661,622)
Interest income
 (expense), net.......            28,280      (30,931)     172,227         159,618         77,409       681,856        841,474
                             -----------  -----------  -----------     -----------    -----------  ------------   ------------
Net loss..............        (1,669,763)  (2,681,405)  (3,289,710)     (7,866,344)    (1,396,585)   (1,953,804)    (9,820,148)
Deemed preferred
 dividends and
 accretion (Note 5)...          (160,000)    (441,000)    (899,000)     (1,500,000)      (404,500)  (51,430,154)   (52,930,154)
                             -----------  -----------  -----------     -----------    -----------  ------------   ------------
Net loss attributable
 to common
 stockholders.........       $(1,829,763) $(3,122,405) $(4,188,710)    $(9,366,344)   $(1,801,085) $(53,383,958)  $(62,750,302)
                             ===========  ===========  ===========     ===========    ===========  ============   ============
Basic and diluted net
 loss per share
 attributable to
 common stockholders..       $     (0.96) $     (1.64) $     (2.20)    $     (4.93)   $     (0.95) $     (28.07)  $     (33.02)
                             ===========  ===========  ===========     ===========    ===========  ============   ============
Shares used in
 computing basic and
 diluted net loss per
 share attributable to
 common stockholders..         1,900,000    1,900,000    1,900,000       1,900,000      1,900,000     1,902,396      1,900,303
                             ===========  ===========  ===========     ===========    ===========  ============   ============
Pro forma basic and
 diluted net loss per
 common share (Note
 2)...................                                 $     (0.34)                                $      (0.12)
                                                       ===========                                 ============
Shares used in
 computing pro forma
 basic and diluted net
 loss per common share
 (Note 2).............                                   9,599,029                                   16,129,828
                                                       ===========                                 ============


   The accompanying notes are an integral part of these financial statements.

                          PROTON ENERGY SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                         Deficit
                                                                       Accumulated       Total
                            Common Stock    Additional                  During the   Stockholders'
                          -----------------   Paid-In      Unearned    Development      Equity
                           Shares   Amount    Capital    Compensation     Stage        (Deficit)
                          --------- ------- -----------  ------------  ------------  -------------
Initial capitalization,
 (Note 6)...............  1,900,000 $19,000 $       --   $       --    $        --   $     19,000
Net loss................        --      --          --           --        (225,466)     (225,466)
                          --------- ------- -----------  -----------   ------------  ------------
Balance at December 31,
 1996...................  1,900,000  19,000         --           --        (225,466)     (206,466)
Accretion...............        --      --          --           --        (160,000)     (160,000)
Net loss................        --      --          --           --      (1,669,763)   (1,669,763)
                          --------- ------- -----------  -----------   ------------  ------------
Balance at December 31,
 1997...................  1,900,000  19,000         --           --      (2,055,229)   (2,036,229)
Accretion...............        --      --          --           --        (441,000)     (441,000)
Net loss................        --      --          --           --      (2,681,405)   (2,681,405)
                          --------- ------- -----------  -----------   ------------  ------------
Balance at December 31,
 1998...................  1,900,000  19,000         --           --      (5,177,634)   (5,158,634)
Unearned compensation
 related to stock option
 grants.................        --      --    1,099,281   (1,099,281)           --            --
Amortization of unearned
 compensation...........        --      --          --       290,460            --        290,460
Accretion...............        --      --     (899,000)         --             --       (899,000)
Net loss................        --      --          --           --      (3,289,710)   (3,289,710)
                          --------- ------- -----------  -----------   ------------  ------------
Balance at December 31,
 1999...................  1,900,000  19,000     200,281     (808,821)    (8,467,344)   (9,056,884)
Exercise of stock
 options (unaudited)....     11,764     118       1,815          --             --          1,933
Unearned compensation
 related to stock option
 grants (unaudited).....        --      --    1,666,492   (1,666,492)           --            --
Amortization of unearned
 compensation
 (unaudited)............        --      --          --       202,744            --        202,744
Deemed preferred
 dividends and accretion
 (unaudited)............        --      --   48,718,154          --     (50,074,154)   (1,356,000)
Other (unaudited).......        --      --       18,925          --             --         18,925
Net loss (unaudited)....        --      --          --           --      (1,953,804)   (1,953,804)
                          --------- ------- -----------  -----------   ------------  ------------
Balance at June 30, 2000
 (unaudited)............  1,911,764 $19,118 $50,605,667  $(2,272,569)  $(60,495,302) $(12,143,086)
                          ========= ======= ===========  ===========   ============  ============


   The accompanying notes are an integral part of these financial statements.

                          PROTON ENERGY SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                           For the period from                            For the period from
                                                                inception             Six Months               inception
                          Year Ended December 31,           (August 16, 1996)       Ended June 30,         (August 16, 1996)
                    -------------------------------------        through       -------------------------   through June 30,
                       1997         1998         1999       December 31, 1999     1999          2000             2000
                    -----------  -----------  -----------  ------------------- -----------  ------------  -------------------
                                                                                     (unaudited)              (unaudited)
Cash flows from
 operating
 activities:
 Net loss.........  $(1,669,763) $(2,681,405) $(3,289,710)     $(7,866,344)    $(1,396,585) $ (1,953,804)     $(9,820,148)
 Adjustments to
  reconcile net
  loss to net cash
  used in
  operations:
 Depreciation and
  amortization....       50,385      231,261      164,588          446,941          77,534       101,419          548,360
 Non-cash stock-
  based expense...       10,000       59,000      395,460          464,460         227,216       369,780          834,240
 Changes in
  operating assets
  and liabilities:
  Inventory.......      (51,138)    (699,351)    (189,508)        (942,227)       (692,392)     (435,452)      (1,377,679)
  Other current
   assets.........       (4,209)     (74,587)      10,988          (73,665)         50,270      (736,651)        (810,316)
  Other assets....       (7,737)       1,638          --            (6,299)            --            --            (6,299)
  Accounts payable
   and accrued
   expenses.......       89,519       43,187      172,503          334,461         116,455        16,944          351,405
  Deferred
   revenue........          --           --       488,482          488,482         434,484       325,891          814,373
  Contract
   advances.......          --       635,970     (635,970)             --              --            --               --
                    -----------  -----------  -----------      -----------     -----------  ------------      -----------
   Net cash used
    in operating
    activities....   (1,582,943)  (2,484,287)  (2,883,167)      (7,154,191)     (1,183,018)   (2,311,873)      (9,466,064)
                    -----------  -----------  -----------      -----------     -----------  ------------      -----------
Cash flows from
 investing
 activities:
 Purchases of
  fixed assets....     (631,262)    (315,942)    (214,446)      (1,184,115)        (77,760)     (335,555)      (1,519,670)
 Purchases of
  marketable
  securities......   (2,100,000)  (2,750,000)  (2,550,000)      (7,400,000)     (3,900,000)  (50,590,806)     (57,990,806)
 Proceeds from
  maturities of
  marketable
  securities......          --     2,100,000    2,750,000        4,850,000       2,150,000     4,100,462        8,950,462
                    -----------  -----------  -----------      -----------     -----------  ------------      -----------
   Net cash used
    in investing
    activities....   (2,731,262)    (965,942)     (14,446)      (3,734,115)     (1,827,760)  (46,825,899)     (50,560,014)
                    -----------  -----------  -----------      -----------     -----------  ------------      -----------
Cash flows from
 financing
 activities:
 Repayment of
  debt............     (500,000)         --           --               --              --            --               --
 Proceeds from
  issuance of
  common stock....          --           --           --            19,000             --            --            19,000
 Proceeds from
  exercise of
  stock options...          --           --           --               --              --          1,933            1,933
 Proceeds from
  issuance of
  notes payable
  and warrants....          --     2,000,000          --         2,000,000             --            --         2,000,000
 Proceeds from
  issuance of
  mandatorily
  redeemable
  convertible
  preferred stock
  and warrants....    5,411,415    1,038,600    3,000,000        9,450,015       3,000,000    50,038,159       59,488,174
                    -----------  -----------  -----------      -----------     -----------  ------------      -----------
   Net cash
    provided by
    financing
    activities....    4,911,415    3,038,600    3,000,000       11,469,015       3,000,000    50,040,092       61,509,107
                    -----------  -----------  -----------      -----------     -----------  ------------      -----------
Net increase
 (decrease) in
 cash.............      597,210     (411,629)     102,387          580,709         (10,778)      902,320        1,483,029
Cash at beginning
 of period........      292,741      889,951      478,322              --          478,322       580,709              --
                    -----------  -----------  -----------      -----------     -----------  ------------      -----------
Cash at end of
 period...........  $   889,951  $   478,322  $   580,709      $   580,709     $   467,544  $  1,483,029      $ 1,483,029
                    ===========  ===========  ===========      ===========     ===========  ============      ===========
Supplemental
 disclosure of
 cash flow
 information:
 Cash paid during
  the year for:
 Interest.........  $    16,837  $     1,680  $        --      $    32,873     $       --   $        --       $    32,873

Non-cash transactions disclosed in Note 5.

   The accompanying notes are an integral part of these financial statements.

                          PROTON ENERGY SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. Formation and Operations of the Company

   Proton Energy Systems, Inc. (the "Company") was incorporated in Delaware on August 16, 1996 to design, develop and manufacture proton exchange membrane ("PEM") electrochemical products. The Company employs PEM electrochemical products in hydrogen generation and power generating and storage devices for use in a variety of commercial applications. The Company manufactures products for the international industrial gas market and operates in a single segment. The Company is considered a development stage company, as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises," because its principal operations have not yet commenced.

   The Company has funded its operating losses since inception through the sale of equity securities. Management believes that the existing cash on hand, including the proceeds from the April 2000 financing (see Note 5), will be adequate to fund the Company's operations through at least the end of 2000.

2. Summary of Significant Accounting Policies

   Unaudited Interim Financial Data

   The financial information as of June 30, 2000, for the six-month periods ended June 30, 1999 and 2000, and for the period from inception (August 16, 1996) through June 30, 2000 is unaudited. In the opinion of management, the interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for any future period.

   Pro Forma Data (unaudited)

   If the offering contemplated in this prospectus is consummated, all of the mandatorily redeemable convertible preferred stock shares outstanding as of June 30, 2000 will automatically convert into 22,659,093 shares of common stock (the "Common Stock"). The unaudited pro forma presentation of the June 30, 2000 mandatorily redeemable convertible preferred stock and stockholders' equity (deficit) has been prepared assuming such conversion. Pro forma basic and diluted net loss per common share have been computed assuming the conversion of all outstanding shares of mandatorily redeemable preferred stock into common stock as of the beginning of the periods presented or as of the date of issuance, if later.

   Net Loss Per Share

   Net loss per share has been computed by dividing the net loss attributable to common stockholders by the weighted average common shares outstanding. No effect has been given to the exercise of common stock options, stock warrants, convertible notes and redeemable convertible preferred stock, since the effect would be antidilutive for all reporting periods. All deemed preferred stock dividends accrued during the respective periods were added back in computing pro forma basic and diluted net loss attributable per common share.

   The following table sets forth the computation of the unaudited pro forma basic and diluted loss attributable per common share for the year ended December 31, 1999 and for the six-month period ended June 30, 2000 assuming the automatic conversion of all shares of mandatorily redeemable convertible preferred stock

                          PROTON ENERGY SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

outstanding at December 31, 1999 and June 30, 2000 into 7,699,029 and 22,659,093 (unaudited) shares, respectively, of the Company's Common Stock effective upon the closing of a Qualified Offering (see Note 5) as if the conversion had occurred at the beginning of the period or at date of issuance (if later):

                                                     Year Ended    Six Months
                                                      December       Ended
                                                         31,        June 30,
                                                        1999          2000
                                                     -----------  ------------
                                                     (unaudited)  (unaudited)
   Numerator:
   Net loss attributable to common stockholders....  $(4,188,710) $(53,383,958)
   Plus: deemed preferred dividends and accretion..      899,000    51,430,154
                                                     -----------  ------------
   Pro forma net loss..............................  $(3,289,710) $ (1,953,804)
                                                     ===========  ============
   Denominator:
   Weighted average common stock outstanding.......    1,900,000     1,902,396
   Pro forma adjustment to reflect weighted average
    effect of assumed conversion of outstanding
    mandatorily redeemable preferred stock into
    common stock...................................    7,699,029    14,227,432
                                                     -----------  ------------
   Weighted average shares used to compute pro
    forma basic and diluted net loss per common
    share..........................................    9,599,029    16,129,828
                                                     ===========  ============
   Pro forma basic and diluted net loss per common
    share..........................................  $     (0.34) $      (0.12)
                                                     ===========  ============

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with original maturity dates of three months or less as of the purchase date to be cash equivalents. The Company invests excess cash primarily in a money market account at a major banking institution, which is subject to credit and market risk.

   Marketable Securities

   The Company classifies its entire investment portfolio as available for sale as defined in SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As of December 31, 1998 and December 31, 1999, the Company's investment portfolio consisted of repurchase agreements collateralized by U.S. government securities and held by a major banking institution. The outstanding repurchase agreements had weighted average maturities of 191 and 210 days, respectively. As of June 30, 2000, the Company's investment portfolio consisted of U.S. government securities held by two major banking institutions, as follows (unaudited):

   Investments in marketable securities that mature in:                  Costs
   ----------------------------------------------------               -----------
   Less than one year................................................ $19,175,000
   One to five years.................................................  29,865,344
                                                                      -----------
     Total........................................................... $49,040,344
                                                                      ===========

   The cost basis, using the specific identification method, approximates fair value and no unrealized gain or loss has been recognized.

                          PROTON ENERGY SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Inventory

   Inventory is recorded at the lower of cost or market value. Cost is determined by the first-in, first-out method.

   Fixed Assets

   Fixed assets are stated at cost and are depreciated using the straight-line method over the following estimated useful lives by asset category.

           Asset Category                   Estimated Useful Life
      ------------------------------ -----------------------------------
      Machinery and equipment                      7 years
      Leasehold improvements         Shorter of life of lease or 7 years
      Office furniture, fixtures and
       equipment                                  3-5 years

   When assets are sold or retired, the related cost and accumulated depreciation are removed from their respective accounts and any resulting gain or loss is include in income. The Company periodically reviews the carrying value of its fixed assets to assess recoverability based upon the expectation of non-discounted future cash flows.

   Revenue Recognition

   During 1999 and the six months ended June 30, 2000, the Company began delivering equipment units under commercial agreements. As of December 31, 1999 and June 30, 2000, the Company has deferred product revenue of $488,482 and $814,373 (unaudited), respectively, on delivered units until such time that the Company has adequate information to estimate warranty obligations. Product revenue will be recognized once such estimates of warranty obligations can be made.

   The Company receives payments under customer sponsored research and development contracts. For those research and development contracts which require the Company to meet specific obligations as defined in the agreements (including delivery and acceptance of units), amounts advanced pursuant to the contracts are recognized as liabilities until such obligations are met. Once the obligations are met, the amounts are recognized as contract revenue. For those research and development contracts which do not require the Company to meet specific obligations, the Company recognizes customer funding as contract revenue utilizing the percentage of completion method by the relationship of costs incurred to total estimated contract costs. As of December 31, 1999 and June 30, 2000 (unaudited), the Company had one research and development contract in place. The research and development contract in place was for partial funding for regenerative fuel cell systems development and is scheduled to be completed by the fourth quarter of 2001.

   Research and Development

   Research and development costs are expensed as incurred.

   Stock Compensation

   The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. Under APB Opinion No. 25, compensation expense is recognized to the extent that the fair market value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award. The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". The Company will continue to account for its stock option plans in accordance with the provisions of APB Opinion No. 25.

   Warranty Costs

   The Company's warranty policy is limited to replacement parts and services and generally expires one year from date of shipment. Estimated future warranty obligations will be provided for as costs of production in the period in which the related revenue is recognized.

                          PROTON ENERGY SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   Income Taxes

   The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

   Concentration of Risk

   Concentrations of credit risk exist with respect to cash and cash equivalents, investments and vendors. The Company maintains its cash and cash equivalents and investments with high-quality financial institutions. In addition, certain critical product components are only available from one source for which the source maintains proprietary rights.

   For the year ended December 31, 1999, 60% of contract revenue was from government-sponsored agencies. For the six-month periods ended June 30, 1999 (unaudited) and 2000 (unaudited), 100% of contract revenue was from government-sponsored agencies.

   Comprehensive Income (Loss)

   Comprehensive income is defined as changes in equity other than transactions resulting from investments by owners and distributions to owners. The Company's comprehensive loss for the years ended December 31, 1997, 1998 and 1999, and for the six-month periods ended June 30, 1999 (unaudited) and 2000 (unaudited) was the same as its reported net loss.

   Recent Accounting Pronouncements

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.

   In November 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 100, Restructuring and Impairment Charges ("SAB 100"). SAB 100 expresses the views of the SEC staff regarding the accounting for and disclosure of certain expenses not commonly reported in connection with exit activities and business combinations. In December 1999, the SEC issued SAB No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101, as amended by SAB No. 101A and SAB No. 101B, provides guidance on the measurement and timing of revenue recognition in financial statements of public companies. The Company does not expect the provisions of SAB 100 or 101 to have a material impact on its financial statements.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement requires recognition of all derivatives at fair value in the financial statements. SFAS No. 137 defers implementation of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company has reviewed SFAS No. 133 and believes that upon implementation the standard will not have a material impact on its financial statements.

                          PROTON ENERGY SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

3. Inventory

   The inventory balance consists of the following components:

                                                     December 31,
                                                   -----------------  June 30,
                                                     1998     1999      2000
                                                   -------- -------- -----------
                                                                     (unaudited)
   Raw materials and components................... $167,878 $345,071 $  392,507
   Work-in-progress...............................  584,841   98,852    162,633
   Finished goods.................................      --   498,304    822,539
                                                   -------- -------- ----------
                                                   $752,719 $942,227 $1,377,679
                                                   ======== ======== ==========

4. Fixed Assets

                                                December 31,
                                            ---------------------   June 30,
                                              1998        1999        2000
                                            ---------  ----------  -----------
                                                                   (unaudited)
   Machinery and equipment................. $ 530,595  $  657,619  $  744,632
   Leasehold improvements..................   249,492     267,443     280,705
   Office, furniture, fixtures and
    equipment..............................   189,582     258,277     493,557
                                            ---------  ----------  ----------
                                              969,669   1,183,339   1,518,894
   Less accumulated depreciation...........  (172,153)   (335,965)   (437,384)
                                            ---------  ----------  ----------
                                            $ 797,516  $  847,374  $1,081,510
                                            =========  ==========  ==========

   Depreciation expense was $50,385, $121,061, $164,588, $77,534 (unaudited)
and $101,419 (unaudited) for the years ended December 31, 1997, 1998 and 1999 and the six-month periods ended June 30, 1999 and 2000, respectively.

5. Notes Payable and Mandatorily Redeemable Convertible Preferred Stock

   Since inception, the Company has issued Series A, A-1, B, B-1 and C Convertible Preferred Stock ("Preferred Stock").

   In May and July 1997, the Company issued an aggregate of 2,908,511 shares of Series A Preferred Stock at $1.00 per share for $2,908,511. In December 1997, the Company issued 2,275,367 shares of Series A-1 Preferred Stock at $1.10 per share for $2,502,904. In July 1998, the Company issued 20,000 shares of Series A-1 Preferred Stock, valued at $24,000, to service providers.

   In August 1998, the Company issued notes payable, accruing interest at 8%, to existing preferred stockholders of the Company totaling $2,000,000. The notes and any accrued but unpaid interest were convertible into Series B Preferred Stock shares at a price of $2.00 per share upon a subsequent closing of Series B Preferred Stock financing by the Company. The maturity date of the notes was August 31, 1999. The notes payable were issued with detachable warrants to acquire 341,959 shares of Series B Preferred Stock at $2.00 per share with an expiration date of August 2003 or earlier upon occurrence of certain liquidity events, including a public offering resulting in gross proceeds of at least $15 million and with an offering price per share of at least $10 (a "Qualified Offering"), or sale or liquidation of the Company. In connection with a liquidity event, and in lieu of cash payment, a warrant holder may convert all but not less than all warrants into a number of shares of preferred stock calculated pursuant to a formula defined in the agreement. The warrants were valued at $331,058 and netted against the carrying value of the notes payable.

                          PROTON ENERGY SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   In December 1998, the Company issued 1,545,151 shares of Series B Preferred Stock. Of these shares, 1,025,851 shares were issued upon conversion of the notes payable and accrued interest of $1,830,844. Of the remaining 519,300 shares, which were issued at $2.00 per share, 500,000 shares were issued with 100,000 warrants to acquire Series B Preferred Stock with the same characteristics and expiration date as the warrants issued in August 1998.

   In May 1999, the Company issued 1,500,000 shares of Series B-1 Preferred Stock at $2.00 per share for $3,000,000.

   In April 2000, the Company issued 14,306,901 shares of Series C Preferred Stock for $3.50 per share for gross proceeds of approximately $50 million (unaudited). Concurrent with the issuance of the Series C Preferred Stock, the Company recorded a beneficial conversion charge. The beneficial conversion charge was calculated in accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and was the difference between the Series C Preferred Stock price and the deemed fair market value of the Company's common stock into which the Series C Preferred Stock was immediately convertible, limited to the total Series C Preferred Stock proceeds. Accordingly, a deemed preferred dividend of approximately $50 million (unaudited) as of the issuance date has been recognized as a charge to accumulated deficit and net loss attributable to common stockholders, and as an increase to additional paid-in capital.

   All of the series of Preferred Stock have similar conversion rights, voting rights, dividend rights, liquidation preferences and redemption rights. At the option of the Preferred Stockholders, shares are convertible one for one into Common Stock, subject to adjustment for dilutive events and issues. The Preferred Stock shall automatically convert into shares of Common Stock upon the closing of a Qualified Offering or upon the approval of the holders of at least two-thirds of the outstanding Preferred Stock. The Preferred Stock contains voting rights equivalent to the number of whole shares of common stock into which it is convertible. In addition, the Preferred Stock has liquidation preferences over the common stockholders. The liquidation preferences for the Series A, A-1, B and B-1 are $1.00, $1.10, $2.00 and $2.00, respectively.

   In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or a change in control which is deemed to be a liquidation, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of common stock or any other class or series of stock ranking in liquidation junior to the Preferred Stock, an amount per share equal to the greater of (i) the holder's liquidation preference (as adjusted for any stock dividends, splits, combinations or other similar recapitalization affecting such shares) or (ii) the amount that would have otherwise been payable upon the conversion of the shares of Preferred Stock into shares of common stock at the then effective conversion rate, as defined.

   The holders of shares of Preferred Stock are entitled to receive, prior to any cash dividend on any other shares of capital stock of the Company, non-cumulative dividends at the rate of 8% of the liquidation preference per annum. The right to dividends on Preferred Stock is non-cumulative such that the holders are not entitled to receive annual dividends for any year in which the net income of the Company is not at least equal to the aggregate amount required to pay the dividends. Holders of Preferred Stock have the right, on December 31, 2002, December 31, 2003 and December 31, 2004 and at any time after such dates, to compel the Company to redeem 33 1/3%, 50% and 100%, respectively, of the shares of Preferred Stock. The price of redemption will be equal to the original purchase price plus 8% per annum (compounded annually) for each year in which dividends are not declared and paid. Such dividends are being accreted annually to the carrying value of the Preferred Stock from additional paid-in capital or accumulated deficit if additional paid-in capital is not available.

   Included in the Preferred Stock outstanding at December 31, 1999 and June 30, 2000 are 2,913,683 shares of Preferred Stock issued to Connecticut Innovations, Inc. ("CII") and Connecticut Innovations/Webster LLC for $7,142,951. As a requirement of the funding, the Company must maintain its principal place of business, base a majority of its employees and conduct the majority of its operations in Connecticut. If the Company fails to maintain its Connecticut presence, CII has the right to redeem its shares at the greater of the original purchase

                          PROTON ENERGY SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

price plus a 25% annual compounded rate of return or the fair market value of the shares. The CII redemption right terminates upon the earliest to occur of
(i) the closing of a public offering, (ii) the time at which CII's shares are eligible to be sold under Rule 144(k) under the Securities Act of 1933, as amended, or (iii) the closing of certain private financings of at least $5,000,000 in which CII does not participate. CII's redemption rights are also available to other Preferred Stockholders under certain circumstances.

   The redemption value of the convertible Preferred Stock is as follows:

                                                   December 31,
                                              ----------------------  June 30,
                                                 1998       1999        2000
                                              ---------- ----------- -----------
                                                                     (unaudited)
   Series A, $0.01 par value, 2,908,511
    shares authorized, issued and
    outstanding.............................  $3,280,511 $ 3,550,511 $ 3,692,511
   Series A-1, $0.01 par value, 2,500,000
    shares authorized; 2,398,530 shares
    issued and outstanding..................   2,746,904   2,964,904   3,381,015
   Series B, $0.01 par value, 2,200,000
    shares authorized; 1,545,151 shares
    issued and outstanding..................   3,209,502   3,470,502   3,604,502
   Series B-1, $0.01 par value, 1,500,000
    shares authorized, issued and
    outstanding.............................         --    3,150,000   3,276,000
   Series C, $0.01 par value, 15,000,000
    shares authorized; 14,306,901 issued and
    outstanding.............................         --          --   50,874,159
                                              ---------- ----------- -----------
                                              $9,236,917 $13,135,917 $64,828,187
                                              ========== =========== ===========

   In May 2000, the Company issued 103,163 shares of Series A-1 Preferred Stock to a service provider. Total shares reserved under this obligation as of December 31, 1998 and 1999 and March 31, 2000, of which none had been issued, were 37,792, 71,322 and 103,163, respectively. The Company had accrued expenses related to this obligation based on the fair value of the Preferred Stock at the time the obligation was incurred. At December 31, 1998 and 1999 and March 31, 2000, the total accrued expense was approximately $45,000, $150,000 and $298,000, respectively.

   In June 2000, the Company created a class of 5,000,000 authorized but undesignated shares of preferred stock, par value $.01.

6. Common Stock and Common Stock Warrants

   The Company has authorized 100,000,000 shares of common stock, par value $.01. The Company issued 1,900,000 shares of common stock upon incorporation. Of the 1,900,000 issued shares, 1,400,000 shares were issued to the Company's founders, subject to a vesting schedule. At December 31, 1999, 1,120,000 shares were vested.

   In connection with a February 1998 customer sponsored research and development contract, the Company issued a warrant to purchase 50,000 shares of the Company's common stock at a purchase price of $1.10 per share. At December 31, 1999, the warrant was fully exercisable and expires in February 2008.

7. Stock Option Plan

   Under the 1996 Stock Option Plan (the "1996 Plan"), the Company has reserved 5,700,000 shares of common stock for issuance of non-qualified and incentive stock options to its employees, officers, directors, consultants and advisors. Options are generally granted at the fair market value of the common stock at the time of grant, as determined by the Board of Directors. Options granted under the 1996 Plan have a vesting period as determined by the Board of Directors, generally vesting ratably over four years. The stock options are exercisable over a period of ten years from the date of grant.

   In June 2000, the Company adopted the 2000 Stock Incentive Plan, which provides for grants of non-qualified and incentive stock options, restricted stock awards and other stock-based awards to its employees, officers, directors, consultants and advisors. The Company has reserved a total of 7,700,000 shares of common stock for issuance under this plan and the Company's 1996 Stock Option Plan. The 2000 Stock Incentive Plan provides that in the event of a merger or other acquisition event, the Board of Directors must provide that all outstanding options

                          PROTON ENERGY SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

or other stock-based awards under the plan be assumed or substituted for by the acquiror. If any of these events constitutes a change of control, and if, within one year of the change of control, the optionee's employment is terminated without cause or the optionee leaves for good reason, then the assumed or substituted options will be immediately exercisable in full. In the event of a liquidation or dissolution, all options will become immediately exercisable ten days prior to such event and will terminate upon the occurrence of such event.

   In June 2000, the Company adopted the 2000 Employee Stock Purchase Plan, which permits eligible employees of the Company to purchase shares of common stock pursuant to payroll deductions at a price equal to 85% of the fair market value of the common stock. The Company has reserved an aggregate of 250,000 shares of Common Stock for issuance under this plan.

   Also in June 2000, the Company approved a resolution inserting change of control provisions in the Company's 1996 Plan similar to those contained in the 2000 Stock Incentive Plan.

   A summary of stock option activity for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 2000 (unaudited) under the Plan is as follows:

                                                                      Weighted
                                                                      Average
                                                                      Exercise
                                                            Shares     Price
                                                           ---------  --------
   Outstanding at January 1, 1997.........................    55,000   $0.10
   Granted................................................   273,000    0.13
                                                           ---------
   Outstanding at December 31, 1997 (18,000 shares
    exercisable)..........................................   328,000    0.13
   Granted................................................    46,201    0.15
                                                           ---------
   Outstanding at December 31, 1998 (107,050 shares
    exercisable)..........................................   374,201    0.13
   Granted................................................   667,040    0.28
   Cancelled or forfeited.................................    (5,000)   0.35
                                                           ---------
   Outstanding at December 31, 1999 (246,225 shares
    exercisable).......................................... 1,036,241    0.23
   Granted (unaudited)....................................   451,918    4.50
   Exercised (unaudited)..................................   (11,764)   0.16
   Cancelled or forfeited (unaudited).....................    (3,500)   0.39
                                                           ---------
   Outstanding at June 30, 2000 (381,075 shares
    exercisable) (unaudited).............................. 1,472,895    1.56
                                                           =========

   All options granted during 1999 and during the six-month period ended June 30, 2000, were granted with exercise prices below fair market value. As a result, the Company recorded unearned compensation of $1,099,281 and $1,666,492 (unaudited), respectively. The Company recognizes this cost over the vesting period and has recognized amortization expense of $290,460, $167,216 (unaudited) and $202,744 (unaudited) during the year ended December 31, 1999 and the six-month periods ended June 30, 1999 and 2000, respectively.

   The following table summarizes additional information about stock options outstanding at December 31, 1999:

                                  Options Outstanding            Options Exercisable
                          ------------------------------------ ------------------------
                                           Weighted
                                            Average
                              Number       Remaining  Weighted     Number      Weighted
                            Outstanding   Contractual Average    Exercisable   Average
                          at December 31,    Life     Exercise at December 31, Exercise
Range of Exercise Prices       1999         (years)    Price        1999        Price
------------------------  --------------- ----------- -------- --------------- --------
$.10-$.15...............       604,901        7.98     $0.14       246,225      $0.13
 .16- .35...............       420,340        9.26      0.35           --         --
 .36- .50...............        11,000       10.00      0.50           --         --
                             ---------                             -------
                             1,036,241        8.59     $0.23       246,225      $0.13
                             =========                             =======

                          PROTON ENERGY SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   The fair value of each option grant is estimated on the date of grant using the minimum value option pricing model with the following assumptions:

                                                1997        1998        1999
                                             ----------- ----------- -----------
   Risk free interest rate.................. 5.73%-6.45% 5.38%-5.55% 4.82%-6.48%
   Expected dividend yield..................    None        None        None
   Expected life of option..................   7 years     7 years     6 years
   Expected volatility......................     0%           0%         0%

   The weighted average fair value of options granted during 1997, 1998 and 1999 was $0.13, $0.15 and $1.81, respectively.

   If compensation expense had been recognized based on the fair value of options at their grant date, in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the net loss for the years ended December 31, 1997, 1998 and 1999 would have been as follows:

                                            1997         1998         1999
                                         -----------  -----------  -----------
   Net loss attributable to common
    stockholders:
     As reported.......................  $(1,829,763) $(3,122,405) $(4,188,710)
     Pro forma under SFAS 123..........   (1,832,467)  (3,126,505)  (4,439,118)
   Basic and diluted net loss per share
    attributable to common stockholders
     As reported.......................  $     (0.96) $     (1.64) $     (2.20)
     Pro forma under SFAS 123..........        (0.96)       (1.65)       (2.34)

   The above pro forma results are not necessarily indicative of future results.

8. Commitments and Contingencies

   Development, Marketing and Distribution Agreement

   In November 1999, the Company entered into an agreement with a distributor to develop, market and distribute hydrogen generators to be used solely in laboratory applications. This agreement grants the distributor worldwide exclusivity to the commercial sale of this product during the fifteen-year term of the contract as long as the distributor meets minimum purchases, as defined in the agreement. Either party may terminate the contract without penalty by providing proper notice. The Company retains the right to modify the contract once annually by providing six months notice. In the six-month period ended June 30, 2000, the Company recorded a loss of approximately $55,000 (unaudited) for orders received under this contract. Any future loss recognition is contingent on the distributor placing additional orders and the Company's cost per unit exceeding the related sale price per unit.

   Operating Leases

   At December 31, 1999, the Company was committed under an operating lease for its facilities extending through June 2001. The Company also rents certain office equipment under operating leases.

   Rent expense under the non-cancelable operating leases was approximately $57,000, $114,000 and $118,000 for the years ended December 31, 1997, 1998 and
1999, respectively, and was $61,298 (unaudited) and $92,647 (unaudited) for the six months ended June 30, 1999 and 2000, respectively.

   Minimum lease payments under the noncancelable leases at December 31, 1999 are as follows:

   2000............................................................... $137,668
   2001...............................................................   67,834
                                                                       --------
     Total minimum obligations........................................ $205,502
                                                                       ========

                          PROTON ENERGY SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

9. Income Taxes

   The Company's gross deferred tax assets and liabilities were as follows:

                                                            December 31,
                                                       ------------------------
                                                          1998         1999
                                                       -----------  -----------
   Gross deferred tax assets:
       Net operating loss carryforwards............... $ 1,841,000  $ 2,885,000
       Nondeductible expenses.........................         --       136,000
       Research and development tax credits...........       6,000       15,000
                                                       -----------  -----------
                                                         1,847,000    3,036,000
                                                       -----------  -----------
   Gross deferred tax liabilities:
     Depreciation.....................................      60,000       86,000
                                                       -----------  -----------
     Net deferred tax asset...........................   1,787,000    2,950,000
   Less: valuation allowance..........................  (1,787,000)  (2,950,000)
                                                       -----------  -----------
                                                       $       --   $       --
                                                       ===========  ===========

   At December 31, 1999, the Company had approximately $7.3 million of federal net operating loss carryforwards that expire beginning in the year 2011 through 2019, approximately $7.3 million of state net operating loss carryforwards that expire beginning in the year 2001 through 2019 and state research and development tax credit carryforwards of approximately $15,000 that expire beginning in the year 2001 through 2019.

   The amount of the net operating loss and research and development tax credit carryforwards that may be utilized annually to offset future taxable income and tax liability will be limited as a result of certain ownership changes pursuant to Section 382 of the Internal Revenue Code.

10. 401(k) Plan

   In 1997, the Company established a 401(k) plan covering substantially all of its employees, subject to certain eligibility requirements. Participants have the option of contributing up to 15% of their annual compensation.

                        [LOGO OF PROTON ENERGY SYSTEMS]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

SEC registration fee................................................ $   25,503
NASD filing fee.....................................................     10,160
Nasdaq National Market listing fee..................................     95,000
Printing and engraving expenses.....................................    200,000
Legal fees and expenses.............................................    350,000
Accounting fees and expenses........................................    400,000
Blue Sky fees and expenses (including legal fees)...................     10,000
Transfer agent and registrar fees and expenses......................     10,000
Miscellaneous.......................................................    399,337
                                                                     ----------
  Total............................................................. $1,500,000
                                                                     ==========

   The Registrant will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

   The Registrant's Third Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

   Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL including for an unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The Restated Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant's Amended and Restated By-Laws (the "Restated By-Laws"), and Indemnification Agreements to be entered into with each executive officer and director, provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Reference is made to the Registrant's Form of Third Amended and Restated Certificate of Incorporation, Form of Amended and Restated By-Laws and Form of Indemnification Agreement filed as Exhibits 3.2, 3.4 and 10.12 hereto, respectively.

   The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

   Since April 1, 1997, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below. Upon the completion of this offering, each share of convertible preferred stock will automatically convert into one share of common stock.

     (a) Issuances of Capital Stock.

       (i) On May 9, 1997 and July 10, 1997, the Registrant issued an aggregate of 2,908,511 shares of series A convertible preferred stock. The per share purchase price for the Registrant's series A convertible preferred stock was $1.00.

       (ii) In 1997 and 1998, the Registrant issued an aggregate of 2,295,367 shares of series A-1 convertible preferred stock. The per share purchase price for 2,275,367 shares of the Registrant's series A-1 convertible preferred stock was $1.10 and 20,000 shares were issued to service providers.

       (iii) In February 1998, the Registrant issued EPRI a warrant to purchase 50,000 shares of common stock at an exercise price of $1.10 per share.

       (iv) On August 27, 1998, the Registrant issued convertible debentures in the aggregate amount of $2 million. Principal and interest on these debentures was subsequently converted into an aggregate of 1,025,851 shares of series B convertible preferred stock described in paragraph (v) below.

       (v) On December 22, 1998, the Registrant issued an aggregate of 1,545,151 shares of series B convertible preferred stock. The per share purchase price for the Registrant's series B convertible preferred stock was $2.00. In connection with the series B financing, the Registrant issued warrants to purchase an aggregate of 441,959 shares of series B convertible preferred stock at an exercise price of $2.00 per share.

       (vi) On May 12, 1999, the Registrant issued an aggregate of 1,500,000 shares of series B-1 convertible preferred stock. The per share purchase price for the Registrant's series B-1 convertible preferred stock was $2.00.

       (vii) On April 12, 2000, the Registrant issued an aggregate of 14,306,901 shares of series C convertible preferred stock. The per share purchase price for the Registrant's series C convertible preferred stock was $3.50.

       (viii) In May 2000, the Registrant issued 103,163 shares of series A-1 convertible preferred stock to a service provider.

       (ix) In June 2000, the Registrant issued 11,764 shares of common stock to various employees upon the exercise of options having exercise prices ranging from $.10 to $.35 per share.

       (x) In July 2000, the Registrant issued 2,000 shares of common stock to an employee upon the exercise of options having an exercise price of $.15 per share.

     (b) Certain Grants of Stock Options.

   Through August 31, 2000, the Registrant has issued options to purchase a total of 1,558,604 shares of its common stock at exercise prices ranging from $.10 to $6.00 per share to employees, consultants and directors pursuant to the Registrant's 1996 Stock Option Plan and 2000 Stock Incentive Plan. As of August 31, 2000, options to purchase 1,558,604 shares of common stock are outstanding, of which options to purchase 409,211 shares are vested.

   No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 of the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

     (a) Exhibits:

Exhibit
  No.                                        Description
-------                                      -----------
 1.1     Form of Underwriting Agreement
 3.1*    Second Amended and Restated Certificate of Incorporation
 3.2*    Form of Third Amended and Restated Certificate of Incorporation of the Registrant,
         to be filed at the completion of this offering
 3.3*    By-Laws of the Registrant
 3.4*    Form of Amended and Restated By-Laws of the Registrant, to be effective upon the completion of this offering
 4.1**   Specimen common stock certificate
 4.2     See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of
         Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Registrant
 5.1     Opinion of Hale and Dorr LLP
10.1*    1996 Stock Option Plan
10.2*    2000 Stock Incentive Plan
10.3*    2000 Employee Stock Purchase Plan
10.4+    Development, Marketing and Distribution Agreement, dated November 10, 1999, between the Registrant and Matheson Tri-Gas, Inc.
10.5+*   Distribution Agreement, dated November 24, 1999, between the Registrant and Diamond
         Lite Limited
10.6*    Lease, dated as of May 27, 1997, between the Registrant and 50 Inwood Road Limited
         Partnership, as amended on January 29, 1998, March 1, 1999 and April 9, 1999
10.7*    Series C Preferred Stock Purchase Agreement, dated April 12, 2000, among the
         Registrant and certain stockholders
10.8*    Form of Series B Preferred Stock Purchase Warrant
10.9*    Common Stock Purchase Warrant, dated February 1998, issued to the Electric Power
         Research Institute
10.10*   NASA SBIR Contract, dated October 25, 1999
10.11*   Contract with the U.S. Department of Energy, dated May 21, 1998
10.12    Form of Indemnification Agreement to be executed with directors and executive officers
23.1*    Consent of PricewaterhouseCoopers LLP
23.2     Consent of Hale and Dorr LLP (included in Exhibit 5.1)

Exhibit
  No.                                        Description
-------                                      -----------
24.1*    Powers of Attorney
27.1*    Financial Data Schedule

--------

*  Previously filed.

** Incorporated herein by reference to the Registrant's registration statement on Form 8-A (File No. 000-31533)
+ Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

     (b) Financial Statement Schedules:

   All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rocky Hill, Connecticut, on this 18th day of September, 2000.

                                          Proton Energy Systems, Inc.

                                                  /s/ Walter W. Schroeder
                                          By: _________________________________
                                                    Walter W. Schroeder
                                                         President

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Walter W. Schroeder         President, Chief Executive September 18, 2000
______________________________________  Officer and Director
         Walter W. Schroeder            (Principal Executive
                                        Officer)

         /s/ John A. Glidden           Vice President and         September 18, 2000
______________________________________  Controller (Principal
           John A. Glidden              Financial and Accounting
                                        Officer)

         /s/ Trent M. Molter           Vice President of          September 18, 2000
______________________________________  Engineering and
           Trent M. Molter              Technology and Director

                /s/ *                  Chairman of the Board of   September 18, 2000
______________________________________  Directors
         Robert W. Shaw, Jr.

                /s/ *                  Director                   September 18, 2000
______________________________________
           Richard A. Aube

                /s/ *                  Director                   September 18, 2000
______________________________________
          Gerald B. Ostroski

                /s/ *                  Director                   September 18, 2000
______________________________________
           Philip R. Sharp

     *By: /s/ Walter W. Schroeder
    __________________________________
         Walter W. Schroeder
           Attorney-in-Fact

Exhibit
  No.                                        Description
-------                                      -----------
 1.1     Form of Underwriting Agreement
 3.1*    Second Amended and Restated Certificate of Incorporation
 3.2*    Form of Third Amended and Restated Certificate of Incorporation of the Registrant,
         to be filed at the completion of this offering
 3.3*    By-Laws of the Registrant
 3.4*    Form of Amended and Restated By-Laws of the Registrant, to be effective upon the completion of this offering
 4.1**   Specimen common stock certificate
 4.2     See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of
         Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Registrant
 5.1     Opinion of Hale and Dorr LLP
10.1*    1996 Stock Option Plan
10.2*    2000 Stock Incentive Plan
10.3*    2000 Employee Stock Purchase Plan
10.4+    Development, Marketing and Distribution Agreement, dated November 10, 1999, between the Registrant and Matheson Tri-Gas, Inc.
10.5+*   Distribution Agreement, dated November 24, 1999, between the Registrant and Diamond
         Lite Limited
10.6*    Lease, dated as of May 27, 1997, between the Registrant and 50 Inwood Road Limited
         Partnership, as amended on January 29, 1998, March 1, 1999 and April 9, 1999
10.7*    Series C Preferred Stock Purchase Agreement, dated April 12, 2000, among the
         Registrant and certain stockholders
10.8*    Form of Series B Preferred Stock Purchase Warrant
10.9*    Common Stock Purchase Warrant, dated February 1998, issued to the Electric Power
         Research Institute
10.10*   NASA SBIR Contract, dated October 25, 1999
10.11*   Contract with the U.S. Department of Energy, dated May 21, 1998
10.12    Form of Indemnification Agreement to be executed with directors and executive officers
23.1*    Consent of PricewaterhouseCoopers LLP
23.2     Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24.1*    Powers of Attorney
27.1*    Financial Data Schedule

--------


*  Previously filed.

** Incorporated herein by reference to the Registrant's registration statement on Form 8-A (File No. 000-31533)
+ Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.